Exhibit 2.1

Execution Copy

STOCK PURCHASE AGREEMENT

by and among

Visant Corporation,

R.R. Donnelley & Sons Company

and, solely for purposes of Section 5.8 hereof,

Visant Holding Corp.

Dated as of January 2, 2007

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STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 2, 2007, by and among Visant Corporation, a Delaware corporation (“Visant”), R.R. Donnelley & Sons Company, a Delaware corporation (“Buyer”) and, solely for purposes of Section 5.8 hereof, Visant Holding Corp., a Delaware corporation.

WITNESSETH:

WHEREAS, Visant owns all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Von Hoffmann Common Shares”), of Von Hoffmann Holdings Inc., a Delaware corporation (“Von Hoffmann”);

WHEREAS, Visant desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Visant, all of the issued and outstanding Von Hoffmann Common Shares, as more specifically provided herein; and

WHEREAS, in connection with the foregoing, Visant and Buyer desire to enter into the Transition Services Agreement (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations, warranties and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

Definitions

Section 1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

“Accounting Firm” shall have the meaning set forth in Section 2.6(b).

“Accounts Payable” means all current trade payables of Von Hoffmann and the Transferred Subsidiaries or the Business as of the Closing arising out of the receipt of goods or services by the Business.

“Affected Employees” means Employees who are employed or engaged, as applicable, by Von Hoffmann or any of the Transferred Subsidiaries immediately prior to the Closing and who remain employed or engaged, as applicable, by Buyer or any of its Subsidiaries immediately after the Closing.

“Affiliate”, as applied to any Person, shall mean any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; it being understood that, with respect to the period on and prior to the Closing, Von Hoffmann and the Transferred Subsidiaries shall be deemed to be Affiliates of Visant and that, with respect to the period following the Closing, Von Hoffmann and the Transferred Subsidiaries shall be deemed not to be Affiliates of Visant.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean the Transition Services Agreement.

“Annual Balance Sheets” shall have the meaning set forth in Section 3.7.

“Annual Financial Statements” shall have the meaning set forth in Section 3.7.

“Benefit Plans” shall have the meaning set forth in Section 3.20(a).

“Books and Records” shall mean all books, ledgers, files, reports, Tax Returns, plans, records, manuals and other materials (in any form or medium) of, or maintained for, Von Hoffmann or any of the Transferred Subsidiaries or the Business, wherever located, but excluding any such items to the extent (i) they are primarily related to Visant or any of its Affiliates (other than Von Hoffmann or any of the Transferred Subsidiaries), (ii) any Law prohibits their transfer or (iii) any transfer thereof would subject Visant or any of its Affiliates to any material Liability.

“Business” shall mean the book and commercial printing business of Von Hoffmann and the Transferred Subsidiaries as currently conducted, including printing for educational publishers and testing as well as digital prepress and premedia services related to the foregoing.

“Business Contracts” shall mean all Contracts (other than this Agreement and the Ancillary Agreements) to which Von Hoffmann or any Transferred Subsidiary is a party (excluding any Benefit Plans and oral Contracts that are immaterial).

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law or executive order to close.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer 401(k) Plan” shall have the meaning set forth in Section 5.5(b).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Buyer Tax Act” shall have the meaning set forth in Section 5.15(a).

“Chosen Courts” shall have the meaning set forth in Section 9.9.

“Claim Notice” shall have the meaning set forth in Section 8.4(a).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Date Working Capital” shall mean Working Capital as of immediately prior to the open of business on the Closing Date.

“Closing Date Working Capital Statement” shall mean the working capital statement that sets forth the Current Assets and Current Liabilities of Von Hoffmann and the Transferred Subsidiaries as of immediately prior to the open of business on the Closing Date, prepared, or caused to be prepared, by Buyer in accordance with Section 2.6 hereof and, in the event of an Objection, as adjusted by either the agreement of Visant, on the one hand, and Buyer, on the other hand, or by the Accounting Firm, acting pursuant to Section 2.6(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” shall have the meaning set forth in Section 5.8(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.3(b).

“Contracts” shall mean all agreements, contracts, leases and subleases, purchase orders, arrangements, commitments and licenses under which there are existing or future rights or obligations.

“Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Current Assets” shall mean the current assets of Von Hoffmann and the Transferred Subsidiaries as of the Closing, as determined in accordance with GAAP as of the date hereof consistently applied and subject to reserves as appropriate (including for collectibility, validity, usability and cost to produce), including cash and cash equivalents and excluding deferred Tax assets, Intracompany Receivables and any assets that would be Excluded Assets.

“Current Liabilities” shall mean the current Liabilities of Von Hoffmann and the Transferred Subsidiaries as of the Closing, including any claims incurred but not reported, as determined in accordance with GAAP as of the date hereof consistently applied, excluding Indebtedness, deferred Tax liabilities and any Liabilities that would be Excluded Liabilities.

“Direct Claim” shall have the meaning set forth in Section 8.5.

“Employees” shall mean all current employees (including officers) and consultants of Von Hoffmann and the Transferred Subsidiaries and any Scheduled Employees.

“Encumbrances” shall mean any mortgage, pledge, deed of trust, lien (including environmental and Tax liens), hypothecation, security interest, title defect, encumbrance, (with respect to real property only) burden, (with respect to real property only) charge, or other similar restriction, option, easement, (with respect to real property only) encroachment, or other adverse claim.

“Environmental Law” shall mean any applicable federal, state, local or foreign statute, Law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection of the environment, occupational health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance or (c) noise, odor, indoor air, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.20(c).

“ERISA Plans” shall have the meaning set forth in Section 3.20(b).

“Excluded Assets” shall have the meaning set forth in Section 5.16(b).

“Excluded Employees” means all Employees who are not Affected Employees (a list of such Persons is set forth in Section 5.6(a) of the Visant Disclosure Schedule).

“Excluded Liabilities” shall mean the Liabilities of Von Hoffmann or the Transferred Subsidiaries set forth in Section 1.1(a) of the Visant Disclosure Schedule.

“Financial Statements” shall have the meaning set forth in Section 3.7.

“401(k) Plan” shall have the meaning set forth in Section 5.5(a).

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time, except where GAAP is identified herein as of a certain date.

“Governmental Authorizations” shall mean all written licenses, permits, certificates and other authorizations and approvals that are issued by or obtained from a Governmental Entity.

“Government Contract” shall have the meaning set forth in Section 3.16(b).

“Governmental Entity” shall have the meaning set forth in Section 3.5.

“Guarantees” shall have the meaning set forth in Section 5.19.

“Hazardous Substance” shall mean any substance that is: (a) listed, classified or regulated pursuant to any Environmental Law and (b) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, mold or radon.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean, with respect to any Person, (a) all Liabilities of such Person for borrowed money, whether contingent, current or funded, secured or unsecured, (b) all Liabilities of such Person for the deferred purchase price of property or services, (c) all Liabilities of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Liabilities of such Person as lessee under leases that have been or are required to be, in accordance with GAAP as of the date hereof, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under bankers’ acceptance, letter of credit or similar facilities, (g) any other amounts required to be considered as indebtedness for purposes of GAAP as of the date hereof, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed in any manner by such Person, or in effect guaranteed by such Person, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, that clauses (a) through (i) shall include all accrued interest, premiums and penalties upon prepayment of such outstanding Indebtedness; provided, further, that for the avoidance of doubt, Ordinary Course Accounts Payable and those items set forth in Section 1.1(b) of the Visant Disclosure Schedule shall not be considered Indebtedness.

“Indemnified Parties” shall have the meaning set forth in Section 8.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.4(a).

“Insurance Policies” shall have the meaning set forth in Section 3.19.

“Intellectual Property” shall mean all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs and customer lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, software, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions therefor; and (v) all other intellectual property or proprietary rights.

“Intellectual Property Contracts” shall mean all agreements concerning Intellectual Property to which Von Hoffmann or any of the Transferred Subsidiaries is a party, including Contracts granting Von Hoffmann or any of the Transferred Subsidiaries rights to use the Licensed Intellectual Property, non-assertion agreements, settlement agreements, agreements granting rights to use Intellectual Property Related to the Business, trademark coexistence agreements and trademark consent agreements Related to the Business, except to the extent included in the Excluded Assets (other than oral agreements that are immaterial).

“Interim Balance Sheets” shall have the meaning set forth in Section 3.7.

“Interim Financial Statements” shall have the meaning set forth in Section 3.7.

“Intracompany Payables” shall mean all account, note or loan receivables recorded on the books of Visant or any of its Affiliates for goods or services purchased by or provided to Von Hoffmann or any of the Transferred Subsidiaries, or advances (cash or otherwise) or any other extensions of credit to Von Hoffmann or any of the Transferred Subsidiaries from Visant or any of its Affiliates, whether current or non-current.

“Intracompany Receivables” shall mean all account, note or loan payables recorded on the books of Visant or any of its Affiliates for goods or services sold or provided by Von Hoffmann or any of the Transferred Subsidiaries to Visant or any of its Affiliates or advances (cash or otherwise) or any other extensions of credit made by Von Hoffmann or any of the Transferred Subsidiaries to Visant or any of its Affiliates, whether current or non-current.

“IRS” shall mean the Internal Revenue Service of the United States.

“IT Assets” shall mean all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and all associated documentation of or used by Von Hoffmann and the Transferred Subsidiaries.

“Knowledge” or any similar phrase shall mean the actual knowledge of any of Marc L. Reisch, Marie D. Hlavaty, Paul B. Carousso, John C. Sorensen, Kevin Hayden, Richard Johnson, John R. DePaul, Darin Hansen (solely as to Section 3.8, Section 3.17, Section 3.19 and Section 3.22) and Steve Marshall (solely as to Section 3.7 and Section 3.21) after reasonable inquiry by any such Person with respect to the facts or matters specified.

“Law” shall mean any applicable federal, foreign, national, provincial, supranational, state, local or similar statute, law (including common law), ordinance, regulation, rule, code, order, requirement or rule of law, in each case, of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.11(a).

“Leases” shall have the meaning set forth in Section 3.11(c).

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort, based on negligence or strict liability) and whether or not the same would be as required by GAAP as of the date hereof to be accrued on financial statements or disclosed in the notes thereto.

“Licensed Intellectual Property” shall mean Intellectual Property that Von Hoffmann or any of the Transferred Subsidiaries is licensed or otherwise permitted by other Persons to use.

“Losses” shall have the meaning set forth in Section 8.2(a).

“Material Adverse Effect” shall mean any change or effect that is materially adverse to the business, assets, Liabilities, financial condition or results of operations of Von Hoffmann and the Transferred Subsidiaries or the Business, in each case, on a consolidated basis, or a change or effect in or upon the business, assets, Liabilities, financial condition or results of operation of Von Hoffmann and the Transferred Subsidiaries or the Business, in each case, on a consolidated basis, that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Visant to perform its obligations under this Agreement; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect: (i) changes that are the result of factors generally affecting the industry in which Von Hoffmann and the Transferred Subsidiaries operate, (ii) changes in general U.S. political or economic conditions or financial or capital markets, (iii) changes in GAAP or in Laws of general applicability or in interpretations thereof by courts or other Governmental Entities, in each case, after the date hereof, (iv) any failure by Von Hoffmann or the Transferred Subsidiaries to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect, or (v) any adverse effect that Visant establishes was proximately caused by (A) the announcement of the transactions contemplated by this Agreement, (B) the taking of any action required by this Agreement, or (C) the failure to take actions prohibited by this Agreement; provided, further, that with respect to clauses (i), (ii), and (iii) above such changes do not disproportionately adversely affect in a material manner Von Hoffmann and the Transferred Subsidiaries or the Business, in each case on a consolidated basis, compared to other companies operating in the industries in which Von Hoffmann and the Transferred Subsidiaries operate.

“Material Contracts” shall have the meaning set forth in Section 3.15.

“Multiemployer Plan” shall have the meaning set forth in Section 3.20(b).

“Notice Period” shall have the meaning set forth in Section 8.4(a).

“Objection” shall have the meaning set forth in Section 2.6(a).

“Order” shall mean any written order, writ, judgment, injunction, subpoena, indictment, demand, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Ordinary Course” shall mean the conduct of the Business in accordance with Von Hoffmann’s and the Transferred Subsidiaries’ normal day-to-day customs, practices and procedures.

“Owned Real Property” shall have the meaning set forth in Section 3.11(a).

“PBGC” shall have the meaning set forth in Section 3.20(c).

“Pension Plan” shall have the meaning set forth in Section 3.20(b).

“Permitted Encumbrances” shall mean:

(a) statutory Encumbrances for current Taxes of Von Hoffmann and the Transferred Subsidiaries not yet due and payable or which are being contested in good faith through the appropriate proceedings, and special assessments or other governmental charges not yet due and payable or which are being contested in good faith through the appropriate proceedings;

(b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course;

(c) with respect to real property, zoning, building and other land use regulations imposed by any Governmental Entity having jurisdiction over any Real Property or Leased Real Property which are not violated in any material respect by the current use and operation thereof and do not impair in any material respect the current use and operation thereof;

(d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance or old age pension programs mandated under applicable Law;

(e) the rights of any landlord under a Lease or any lessor (or sublessor) under a lease or sublease listed in Section 1.1(e) of the Visant Disclosure Schedule;

(f) with respect to real property, covenants, conditions, restrictions, easements, encumbrances and other similar restrictions of record affecting title to but not adversely affecting, individually or in the aggregate, current occupancy or use of the Real Property or Leased Real Property in any material respect;

(g) those items listed in Section 1.1(d) of the Visant Disclosure Schedule;

(h) other minor imperfections of title or Encumbrances, if any, that individually or in the aggregate, do not materially impair the continued use and operation of any assets to which they relate;

(i) any Encumbrance that is created by Buyer or any of its Affiliates as of or immediately following Closing; and

(j) any restrictions relating to the resale of the securities of Von Hoffmann or the Transferred Subsidiaries under applicable securities laws.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Personal Property” shall mean all of the tangible personal property owned or leased by Von Hoffmann or any of the Transferred Subsidiaries, including those items set forth on the fixed asset registers set forth in Section 3.12(a) of the Visant Disclosure Schedule other than the Excluded Assets.

“Post-Closing Tax Period” shall have the meaning set forth in Section 5.15(j).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 5.14(a).

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchase Price Adjustment Amount” shall have the meaning set forth in Section 2.6(c).

“Real Property” shall have the meaning set forth in Section 3.11(a).

“Registered” shall mean issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Related to the Business” shall mean necessary for, primarily related to, or primarily used in connection with, the Business.

“Remaining Guarantee” shall mean any Guarantee of an Excluded Liability or any Liability of Visant or any of its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries) that Visant is not able to terminate or cause to be terminated on or prior to the Closing.

“Reorganization Transactions” shall mean the assignments, transfers, dividends, distributions, conveyances, deliveries and assumptions set forth in Section 5.16(a) through Section 5.16(c).

“Scheduled Employees” shall have the meaning set forth in Section 5.6(e).

“Scheduled Intellectual Property” shall have the meaning set forth in Section 3.14(a).

“Straddle Period” shall have the meaning set forth in Section 5.15(a).

“Straddle Returns” shall have the meaning set forth in Section 5.15(d).

“Subsidiary” shall mean, as to any Person, any Person (i) of which such Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (ii) of which a Person possesses the power to elect a majority of the board of directors or Persons holding similar positions or performing similar functions or (iii) which such Person Controls directly or indirectly through one or more intermediaries.

“Tax Returns” shall mean, as to any Person, all federal, state, local or foreign Tax returns, Tax or information reports, declarations of estimated Tax and other forms, including consolidated federal income Tax returns of such Person and the entities consolidated with such Person (in each case, including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes, including any schedules, attachments or amendments thereto.

“Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including income, excise, property, sales, use (or any similar taxes), transfer, franchise, payroll, withholding, social security business license fees, alternative minimum or other taxes, including any interest, penalties or additions attributable thereto.

“Termination Date” shall have the meaning set forth in Section 7.1(b).

“Third Party Claim” shall have the meaning set forth in Section 8.4(a).

“Threshold” shall have the meaning set forth in Section 8.2(b).

“Top Customers” shall have the meaning set forth in Section 3.9(a).

“Top Suppliers” shall have the meaning set forth in Section 3.9(b).

“Trade Secrets” shall have the meaning set forth in “Intellectual Property” in this Section 1.1.

“Transferred Subsidiaries” shall mean all the Subsidiaries of Von Hoffmann, except for The Lehigh Press, Inc. and Precision Offset Printing Company, Inc.

“Transition Services Agreement” shall mean the transition services agreement to be entered into at Closing and reasonably satisfactory to Visant and Buyer.

“Von Hoffmann” shall have the meaning set forth in the Recitals.

“Von Hoffmann Benefit Plans” shall have the meaning set forth in Section 3.20(a).

“Von Hoffmann Common Shares” shall have the meaning set forth in the Recitals.

“Von Hoffmann Indebtedness” shall mean all Indebtedness of Von Hoffmann or the Transferred Subsidiaries.

“Von Hoffmann Trademarks” shall mean the trade names, service marks or trademarks owned or licensed by Von Hoffmann or any of the Transferred Subsidiaries.

“Visant” shall have the meaning set forth in the Preamble.

“Visant Benefit Plans” shall have the meaning set forth in Section 3.20(a).

“Visant Disclosure Schedule” shall mean the disclosure schedule delivered by Visant to Buyer on the date of this Agreement.

“Visant Indemnified Parties” shall have the meaning set forth in Section 8.3(a).

“Visant Required Approvals” shall mean all consents, approvals, waivers, authorizations, notices and filings that are required to be set forth in Section 3.5 of the Visant Disclosure Schedule.

“Working Capital” shall mean (x) the Current Assets minus (y) the Current Liabilities.

“Working Capital Estimate” shall have the meaning set forth in Section 2.6(a).

“Working Capital Objection Period” shall have the meaning set forth in Section 2.6(a).

“Working Capital Target Amount” shall mean $50,000,000.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.

Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:

(a) The words “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Terms defined in the singular shall have comparable meaning when used in the plural, and vice versa, except where such terms are separately defined.

(c) The terms “dollars” and “$” shall mean United States Dollars.

(d) References herein to a specific Annex, Exhibit or Section shall refer, respectively, to Annexes, Exhibits or Sections of this Agreement.

(e) Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(f) References herein to any gender include each other gender.

ARTICLE II

Purchase and Sale of the Von Hoffmann Common Shares

Section 2.1 Purchase and Sale of the Von Hoffmann Common Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, (x) Visant shall sell, transfer, assign, convey and deliver the Von Hoffmann Common Shares to Buyer, free and clear of any Encumbrances (other than any restrictions relating to the resale of securities under applicable securities Laws), and (y) Buyer shall purchase the Von Hoffmann Common Shares from Visant.

Section 2.2 Consideration. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay a purchase price equal to $412.5 million in cash (the “Purchase Price”), to Visant in the manner set forth in Section 2.5(a), subject to adjustment to the extent of the Purchase Price Adjustment Amount as provided in Section 2.6(c).

Section 2.3 Time and Place of the Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 10:00 a.m. New York City time on the third Business Day following the date on which all of the conditions set forth in ARTICLE VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place or time or both as the parties mutually may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 2.4 Deliveries by Visant. At the Closing, Visant shall deliver, or cause to be delivered, the following to Buyer:

(a) the stock certificates representing the Von Hoffmann Common Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer, and any other documents that are necessary to transfer to Buyer valid title to the Von Hoffmann Common Shares, free and clear of any Encumbrances (other than any restrictions relating to the resale of securities under applicable securities Laws);

(b) the stock books, stock ledgers, minute books and corporate seals of Von Hoffmann and the Transferred Subsidiaries;

(c) a duly executed certification that Visant is not a foreign Person within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv); it being understood that, notwithstanding anything to the contrary contained herein, if Visant fails to provide Buyer with such certification, Buyer shall be entitled to withhold the requisite amount from the Purchase Price in accordance with Section 1445 of the Code and the applicable Treasury Regulations;

(d) the Books and Records (provided that Visant shall be entitled to retain a copy of those Books and Records which relate to Visant and its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries));

(e) a duly executed counterpart of each of the Ancillary Agreements;

(f) evidence of the obtaining of the Visant Required Approvals and the discharge or release of all Encumbrances (other than any restrictions relating to the resale of securities under applicable securities Laws) on any of the assets or properties of Von Hoffmann and the Transferred Subsidiaries;

(g) evidence that the Reorganization Transactions have occurred;

(h) the certificate or certificates to be delivered pursuant to Section 6.3(c);

(i) all other documents, instruments and writings required to be delivered by Visant at or prior to the Closing pursuant to this Agreement; and

(j) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably acceptable to Buyer, as Buyer may reasonably request to effect the transactions contemplated by this Agreement.

Section 2.5 Deliveries by Buyer. At the Closing, Buyer shall deliver the following:

(a) an amount equal to the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by Visant at least two Business Days prior to the Closing Date;

(b) a duly executed counterpart of each of the Ancillary Agreements;

(c) the certificate or certificates to be delivered pursuant to Section 6.3(c);

(d) all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement; and

(e) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to Visant, as Visant may reasonably request to effect the transactions contemplated by this Agreement.

Section 2.6 Working Capital Adjustment.

(a) No later than two Business Days prior to the Closing Date, Visant shall deliver to Buyer a statement setting forth its good faith estimate of Working Capital as of the Closing (the “Working Capital Estimate”), together with a reasonably detailed worksheet setting forth the calculation of the Working Capital Estimate. Buyer and Visant agree that the statements contemplated by this Section 2.6 are solely intended to show the Closing Date Working Capital and thereby determine the difference between the Working Capital Target Amount and Closing Date Working Capital, if any. The Closing Date Working Capital Statement shall be prepared in accordance with this Section 2.6 and the definitions of Current Assets and Current Liabilities. Within 75 calendar days after the Closing Date, Buyer shall deliver to Visant the Closing Date Working Capital Statement showing in reasonable detail Buyer’s calculation of the Closing Date Working Capital. Visant (and its independent accountant) shall be afforded the opportunity to review the books and records and calculations used in the preparation of the Closing Date Working Capital Statement. If Visant does not object in writing to Buyer’s determination of the Closing Date Working Capital, which objection must set forth a specific description of the basis of Visant’s objection, the adjustment which Visant believes should be made to the Closing Date Working Capital Statement and a detailed description of the calculation made in determining any such adjustment (an “Objection”), within 20 calendar days after Buyer delivers the Closing Date Working Capital Statement to Visant (the “Working Capital Objection Period”), then the Closing Date Working Capital calculation as set forth on the Closing Date Working Capital Statement delivered by Buyer shall be deemed to be final and binding upon Visant and Buyer and the provisions of Section 2.6(c) shall apply; provided, that if Visant validly delivers an Objection during the Working Capital Objection Period, then Section 2.6(b) shall apply with respect to such disputed Closing Date Working Capital calculation.

(b) In the event that Visant delivers an Objection within the Working Capital Objection Period, Visant and Buyer shall reasonably cooperate to resolve such dispute, but if they are unable to reach a resolution within 30 calendar days after Visant validly delivers an Objection, Visant and Buyer shall submit such dispute to Grant Thornton LLP (the “Accounting Firm”) for resolution. To the extent permitted by Law and except as would not result in a breach of attorney-client privilege or similar privilege, or violate any confidentiality or similar agreement to which Visant or Buyer is a party, Visant and Buyer shall submit to the Accounting Firm all information requested by the Accounting Firm and shall make any records relating to or bearing upon such dispute available to the other party and to the Accounting Firm. Visant and Buyer shall further instruct the Accounting Firm to render its decision within 30 calendar days after the Accounting Firm has received the information so requested and shall reasonably cooperate with the Accounting Firm and each other to enable the Accounting Firm to render the decision within such period. The Accounting Firm shall, after the submission of the evidentiary materials, submit its written decision on each Objection to Visant and Buyer. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the Closing Date Working Capital as set forth on the Closing Date Working Capital Statement was prepared in accordance with this Section 2.6 and the definitions of Current Assets and Current Liabilities and whether there were errors of fact or mathematical errors in the Closing Date Working Capital Statement. The Accounting Firm shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Date Working Capital. In resolving any Objection, the Accounting Firm (x) shall be bound by the provisions of this Section 2.6 and (y) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Any determination by the Accounting Firm with respect to any Objection shall be, absent manifest error, final, binding and conclusive on each party to this Agreement. If the aggregate dollar amount of the matters submitted to the Accounting Firm and resolved in favor of Visant is greater than the aggregate dollar amount of the matters submitted to the Accounting Firm and resolved in favor of Buyer, then the fees and expenses of the Accounting Firm shall be paid by Buyer; if the aggregate dollar amount of the matters submitted to the Accounting Firm and resolved in favor of Visant is less than the aggregate dollar amount of the matters submitted to the Accounting Firm and resolved in favor of Buyer, then the fees and expenses of the Accounting Firm shall be paid by Visant; and if the aggregate dollar amount of the matters submitted to the Accounting Firm and resolved in favor of Visant is equal to the aggregate dollar amount of the matters submitted to the Accounting Firm and resolved in favor of Buyer, then the fees and expenses of the Accounting Firm shall be shared equally by Visant and Buyer. Nothing in this Agreement shall require that any matter other than disputes under this Section 2.6(b) be resolved by the procedure described above. The dispute resolution under this Section 2.6(b) shall be in substitution for and precludes the bringing of any proceeding in any court in connection with any Objection made by Visant and Buyer pursuant to this Section 2.6(b).

(c) Upon the later of acceptance of the Closing Date Working Capital Statement or the resolution of Objections thereto, Visant and the Buyer shall determine the amount (the “Purchase Price Adjustment Amount”) by which the Closing Date Working Capital differs from the Working Capital Target Amount. If the Closing Date Working Capital exceeds the Working Capital Target Amount, no payment shall be due from Buyer to Visant. If the Working Capital Target Amount exceeds the Closing Date Working Capital by more than $200,000, Visant shall pay to the Buyer an amount equal to the Purchase Price Adjustment Amount on the date that is the later of May 31, 2007 and 10 Business Days after the determination of such Purchase Price Adjustment Amount. Any such Purchase Price Adjustment Amount payment shall be treated for all Tax purposes as an adjustment to the Purchase Price. Except as expressly set forth in clause (b) above, each party shall bear its own expenses incurred in connection with the preparation, review and resolution of the Closing Date Working Capital Statement.

ARTICLE III

Representations and Warranties of Visant

Except as specifically set forth in the corresponding section of the Visant Disclosure Schedule, Visant represents and warrants to Buyer as follows:

Section 3.1 Organization, Standing and Qualification of Visant and Von Hoffmann.

(a) Von Hoffmann is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Von Hoffmann has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted, and is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which its assets and properties are owned, leased or operated by it or the nature of the business conducted by it makes or would make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.1(a) of the Visant Disclosure Schedule accurately sets forth all jurisdictions in which Von Hoffmann is duly qualified to do business. Visant has made available to Buyer complete and accurate copies of the certificate of incorporation and bylaws of Von Hoffmann, as currently in effect.

(b) Visant is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Visant has all requisite corporate or similar power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted, and is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which its assets and properties are owned, leased or operated by it or the nature of the business conducted by it makes or would make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, materially impair or delay the ability of Visant to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements.

Section 3.2 Subsidiaries.

(a) Section 3.2(a) of the Visant Disclosure Schedule sets forth a true and complete list of the Subsidiaries of Von Hoffmann and sets forth with respect to each such Subsidiary, the jurisdiction of incorporation or formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock.

(b) Neither Von Hoffmann nor any of the Transferred Subsidiaries directly or indirectly owns or has the right or obligation to acquire any equity interest in any other corporation, partnership, limited liability company, joint venture, trust or other business organization.

(c) Each of the Transferred Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Transferred Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted, and is duly qualified or licensed as a foreign corporation or other legal entity to do business and is in good standing in each jurisdiction in which its assets and properties are owned, leased or operated by it or the nature of the business conducted by it makes or would make such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.2(c) of the Visant Disclosure Schedule accurately sets forth all jurisdictions in which the Transferred Subsidiaries are duly qualified, registered or licensed to do business.

(d) Visant has made available to Buyer complete and accurate copies of the certificate of incorporation, bylaws, or such comparable governing documents of each of the Transferred Subsidiaries, each as currently in effect.

(e) All of the outstanding capital stock of the Transferred Subsidiaries is owned beneficially and of record by Von Hoffmann and/or a Transferred Subsidiary, free and clear of any Encumbrances. All outstanding shares of capital stock of the Transferred Subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

Section 3.3 Authority of Visant. Visant has all requisite corporate power, capacity and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions hereby and thereby. The execution, delivery and performance by Visant of this Agreement and each of the Ancillary Agreements has been duly and validly authorized and no additional corporate or stockholder or other authorization or consent is required in connection with the execution, delivery and performance by Visant of this Agreement or any of the Ancillary Agreements. Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes, and when executed and delivered by Visant each of the Ancillary Agreements will constitute, the valid and legally binding obligation of Visant, enforceable against Visant in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.4 Capitalization. The authorized capital stock of Von Hoffmann consists of 1,000 Von Hoffmann Common Shares, of which 100 Von Hoffmann Common Shares are the only Von Hoffmann Common Shares issued and outstanding and which are owned beneficially and of record by Visant, free and clear of any Encumbrances. There are no other shares of capital stock of Von Hoffmann issued or outstanding. All issued and outstanding Von Hoffmann Common Shares have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights. There is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer, or the repurchase, redemption or other acquisition, by Visant or any of its Affiliates or any other Person (including any right of conversion or exchange under any outstanding security or other instrument) of any shares of capital stock or other securities of Von Hoffmann or any of the Transferred Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Von Hoffmann or any of the Transferred Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither Von Hoffmann nor any of the Transferred Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Von Hoffmann or any of the Transferred Subsidiaries on any matter. Visant will deliver at the Closing valid title to the Von Hoffmann Common Shares, free and clear of any Encumbrances (other than any restrictions relating to the resale of securities under applicable securities Laws and any Encumbrance that is created by Buyer or any of its Affiliates as of or immediately following the Closing). At the Closing, all issued and outstanding shares of capital stock of the Transferred Subsidiaries will be owned beneficially and of record by Von Hoffmann and/or a Transferred Subsidiary free and clear of any Encumbrances (other than any restrictions relating to the resale of securities under applicable securities Laws and any Encumbrance that is created by Buyer or any of its Affiliates as of or immediately following the Closing).

Section 3.5 Consents and Approvals. Except as set forth in Section 3.5 of the Visant Disclosure Schedule, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Visant or any of its Affiliates from, or to be given by Visant or any of its Affiliates to, or made by Visant or any of its Affiliates with, any court or any governmental department, commission, board, bureau, agency, instrumentality, authority, body or other governmental entity, domestic or foreign (each, a “Governmental Entity”), in connection with the execution, delivery and performance by Visant and its Affiliates of this Agreement or the Ancillary Agreements (or the transactions contemplated hereby and thereby) and the consummation of the transactions contemplated hereby and thereby, except for (a) under the HSR Act and (b) such consents, approvals, waivers, authorizations, notices or filings the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.6 Non-Contravention. The execution, delivery and performance by Visant and its Affiliates of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not constitute or result in (i) a breach or violation of any provision of the certificate of incorporation, bylaws or other organizational documents of Visant or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (or right of termination, cancellation, modification or acceleration) of any of the terms, conditions or provisions of, result in the modification of any right or obligation of any Person under, or result in a loss of any benefit to which Visant or any of its Affiliates is entitled under, any Business Contract, or result in the creation of any Encumbrance (other than any Encumbrance that is created by Buyer or any of its Affiliates as of or immediately following the Closing) upon any of the properties or assets of Von Hoffmann or the Transferred Subsidiaries, or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth in Section 3.5 of the Visant Disclosure Schedule, violate or result in a breach of or constitute a default under any Order, Law or Governmental Authorization to which Visant or any of its Affiliates is subject, other than, in the case of clauses (ii) and (iii), breaches, violations, defaults, terminations, cancellations, modifications, accelerations, Encumbrances, changes in rights or obligations or losses of benefits that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.7 Financial Statements. Attached hereto as Section 3.7 of the Visant Disclosure Schedule is a copy of (i) the unaudited consolidated balance sheets of Von Hoffmann and the Transferred Subsidiaries as of December 31, 2005 and December 31, 2004 (the “Annual Balance Sheets”) and the related unaudited consolidated statements of income of Von Hoffmann and the Transferred Subsidiaries for the years then ended (collectively, and together with the notes thereto, the “Annual Financial Statements”), (ii) the unaudited consolidated balance sheets of Von Hoffmann and the Transferred Subsidiaries as of November 30, 2005 and November 30, 2006, (the “Interim Balance Sheets”), and (iii) the unaudited consolidated statements of income of Von Hoffmann and the Transferred Subsidiaries for the eleven-month period ended November 30, 2005 and November 30, 2006, (Section 3.7(ii) and Section 3.7(iii) collectively, the “Interim Financial Statements” and the Annual Financial Statements and the Interim Financial Statements being hereafter referred to collectively as the “Financial Statements”). Visant does not prepare and has not on or after December 31, 2004 prepared consolidated statements of cash flows, whether audited or unaudited, on an annual, quarterly or other basis, for Von Hoffmann and the Transferred Subsidiaries. Each of the consolidated balance sheets included in the Financial Statements presents fairly the consolidated financial position of Von Hoffmann and the Transferred Subsidiaries and the Business as of its respective date and each of the consolidated statements of income included in the Financial Statements presents fairly the results of operations of Von Hoffmann and the Transferred Subsidiaries and the Business for the periods set forth therein, and in each case have been prepared in accordance with GAAP (except as set forth in Section 3.7 of the Visant Disclosure Schedule) consistently applied during the periods covered thereby and are complete and accurate in all material respects; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (which will not be material in amount or effect). All allocations of costs and expenses from Visant and/or any of its Affiliates to Von Hoffmann or any of the Transferred Subsidiaries reflected in the Financial Statements are reasonable and consistent as if such costs and expenses had actually been incurred by Von Hoffmann or any of the Transferred Subsidiaries or are related to Von Hoffmann or any of the Transferred Subsidiaries. The Financial Statements reflect, in all material respects, all costs and expenses incurred by the Business as currently conducted regardless of the Person’s books they were recorded on. The Financial Statements do not include, in any material respects, any revenue or expenses not Related to the Business. There are no off-balance-sheet transactions, arrangements, obligations or relationships (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended) attributable to Von Hoffmann or the Transferred Subsidiaries.

Section 3.8 Undisclosed Liabilities; Indebtedness; Liabilities.

(a) Except as set forth in Section 3.8(a) of the Visant Disclosure Schedule, as of the date hereof there are no Liabilities of Von Hoffmann or any of the Transferred Subsidiaries that, and, to the Knowledge of Visant, there are no facts or circumstances undisclosed as of the date hereof that could reasonably be expected to result in any Liability that, would be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, except for (i) those Liabilities accrued or disclosed on the face of the balance sheet of Von Hoffmann and the Transferred Subsidiaries as of December 31, 2005 and (ii) Liabilities incurred by Von Hoffmann or the Transferred Subsidiaries since December 31, 2005 in the Ordinary Course.

(b) Set forth in Section 3.8(b) of the Visant Disclosure Schedule is a true and complete list of all Von Hoffmann Indebtedness, including for each item of Von Hoffmann Indebtedness (other than the Intracompany Payables), the outstanding principal amount, interest rate as in effect between December 1, 2006 and the maturity date thereof, and the schedule of the principal payments, and any Encumbrances (other than Permitted Encumbrances) that relate to such Indebtedness. At Closing, neither Von Hoffmann nor any of the Transferred Subsidiaries will have any outstanding Indebtedness.

Section 3.9 Customers and Suppliers.

(a) Set forth in Section 3.9(a) of the Visant Disclosure Schedule is a complete and accurate list of the 25 largest customers of Von Hoffmann and the Transferred Subsidiaries, taken as a whole, by revenue for the year ended December 31, 2005 and for the eleven-month periods ended November 30, 2005 and November 30, 2006 (collectively, the “Top Customers”). As of the date hereof, none of the 10 Top Customers for the eleven-month period ended November 30, 2006 has given written notice, or to the Knowledge of Visant oral notice, to Visant or any of its Affiliates that, and Visant has no Knowledge that, any such Top Customer intends to materially reduce its purchases of goods or services from Von Hoffmann and the Transferred Subsidiaries, whether or not as a result of the transactions contemplated by this Agreement. Since December 31, 2005 none of Visant, Von Hoffmann or the Transferred Subsidiaries has had any material disputes with, and no material claims have been made against Visant, Von Hoffmann, the Transferred Subsidiaries or the Business by, any Top Customer.

(b) Set forth in Section 3.9(b) of the Visant Disclosure Schedule is a complete and accurate list of the 25 largest suppliers of Von Hoffmann and the Transferred Subsidiaries, taken as a whole, by expense for the year ended December 31, 2005 and for the eleven-month periods ended November 30, 2005 and November 30, 2006 (collectively, the “Top Suppliers”). Since December 31, 2005 none of Visant, Von Hoffmann or the Transferred Subsidiaries have had any material disputes with, and no material claims have been made against Visant, Von Hoffmann, the Transferred Subsidiaries or the Business by, any Top Supplier.

Section 3.10 Absence of Certain Changes or Events. Since December 31, 2005 through the date hereof, Von Hoffmann and the Transferred Subsidiaries have conducted their respective businesses in the Ordinary Course, and there has not been any change, condition, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 3.10 of the Visant Disclosure Schedule, there has not been:

(a) as of the date hereof, any damage, destruction or other casualty loss exceeding $50,000 in any one case or $250,000 in the aggregate with respect to any asset or property owned, leased or otherwise used by Von Hoffmann or any of the Transferred Subsidiaries or the Business; or

(b) as of the date hereof, any action taken that would have required the consent of Buyer pursuant to Section 5.1(a), Section 5.1(b), Section 5.1(e) (only with respect to amendments or modifications of Material Contracts with the 10 Top Customers for the eleven-month period ended November 30, 2006 that are adverse to Von Hoffmann and the Transferred Subsidiaries), Section 5.1(k), Section 5.1(m), Section 5.1(n) (other than such actions in the Ordinary Course), Section 5.1(u) (only with respect to written settlements, concessions, conciliations or similar agreements involving payment or receipt of consideration of $150,000 in any individual case or that restrict in any material respect the future activity or conduct of Von Hoffmann or any Transferred Subsidiaries or admit to a violation of Law or the rights of any Person), Section 5.1(w), Section 5.1(x) or Section 5.1(y) had such action occurred after the date of this Agreement.

Section 3.11 Real Property.

(a) Set forth in Section 3.11(a)(i) of the Visant Disclosure Schedule is a complete and accurate list of all of the real property owned by Von Hoffmann and the Transferred Subsidiaries (the “Owned Real Property”) and a complete and accurate list of all of the real property interests leased or subleased by Von Hoffmann and the Transferred Subsidiaries (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Except as set forth in Section 3.11(a)(ii) of the Visant Disclosure Schedule, Von Hoffmann or one of the Transferred Subsidiaries has, or at and immediately following the Closing will have, (i) fee title to each parcel of Owned Real Property free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) a valid and binding leasehold interest in the Leased Real Property, in each case free and clear of any Encumbrances, other than Permitted Encumbrances.

(b) The Real Property, together with any easements appurtenant thereto, includes all of the real property used or held for use in connection with or otherwise required to carry on the Business as currently conducted.

(c) Set forth in Section 3.11(c) of the Visant Disclosure Schedule is a complete and accurate list of all leases or subleases relating to the Leased Real Property and any documents or instruments affecting the rights or obligations of any of the parties thereto (the “Leases”). There exists no material breach, default or event of default (or, to the Knowledge of Visant, any event that with notice or lapse of time or both would become a material breach, default or event of default) on the part of Von Hoffmann or any of the Transferred Subsidiaries under any Leases. Visant has made available to Buyer complete and accurate copies of all of the Leases and all amendments and modifications thereto.

(d) There are no existing or outstanding claims against Von Hoffmann or any of the Transferred Subsidiaries for any security deposit relating to the Leased Real Property.

(e) Each facility included in the Real Property (including, all buildings, structures, and improvements) (i) is in good operating condition and repair, subject to ordinary wear and tear, (ii) is suitable in all material respects for its current use, operation and occupancy and (iii) does not require repairs or alterations which are material in nature or cost for its current use.

(f) The ownership, occupancy, use and operation of the Real Property complies in all material respects with all Laws, and does not violate in any material respect any instrument of record or agreement affecting such property.

(g) There are no pending or, to the Knowledge of Visant, threatened appropriation, condemnation, eminent domain or like proceedings relating to the Real Property.

Section 3.12 Personal Property. Set forth in Section 3.12(a) of the Visant Disclosure Schedule are the fixed asset registers setting forth for Von Hoffmann and the Transferred Subsidiaries all of the tangible personal property owned or leased by Von Hoffmann or any of the Transferred Subsidiaries, in each case valued individually in excess of $10,000 on a net book value basis which are reflected on the November 30, 2006 balance sheet included in the Financial Statements or acquired after November 30, 2006. Visant and its Affiliates have, and at and immediately following the Closing Von Hoffmann and the Transferred Subsidiaries will have, sole legal and beneficial ownership of or a valid leasehold interest in the material Personal Property, free and clear of any Encumbrances, other than Permitted Encumbrances. The material Personal Property (other than the decommissioned assets set forth in Section 3.12(c) of the Visant Disclosure Schedule) has been maintained in the Ordinary Course and is in good operating condition and repair (subject to normal wear and tear). None of the material Personal Property (other than the decommissioned assets set forth in Section 3.12(c) of the Visant Disclosure Schedule) is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, none of which are material in nature or cost.

Section 3.13 Assets.

(a) Except as set forth in Section 3.13(a)(i) of the Visant Disclosure Schedule, upon the transfer to Buyer of the Von Hoffmann Common Shares at Closing, Visant will have delivered to Buyer all of the properties, assets and rights of Visant and its Affiliates necessary to conduct the Business, in all material respects, as currently conducted. Except as set forth in Section 3.13(a)(ii) of the Visant Disclosure Schedule, there are no material properties, assets or rights Related to the Business which are not owned or leased, and at and immediately following the Closing will not be owned or leased, by Von Hoffmann and the Transferred Subsidiaries, free and clear of any Encumbrances, other than Permitted Encumbrances. Except as set forth in Section 3.13(a)(iii) of the Visant Disclosure Schedule, there are no material Contracts Related to the Business to which Von Hoffmann or a Transferred Subsidiary is not a party.

(b) Set forth in Section 3.13(b) of the Visant Disclosure Schedule is a complete and accurate list of all of the Excluded Assets.

Section 3.14 Intellectual Property Rights.

(a) Set forth in Section 3.14(a)(i) of the Visant Disclosure Schedule is a complete and accurate list of all Registered and/or material Intellectual Property of Von Hoffmann or the Transferred Subsidiaries (collectively, the “Scheduled Intellectual Property”) and Intellectual Property Contracts (other than licenses for commercial “off-the-shelf” or “shrink wrap” software that has not been modified or customized for Visant or any of its Affiliates). Von Hoffmann and the Transferred Subsidiaries exclusively own (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of any Encumbrances, except Permitted Encumbrances. To conduct the Business in all material respects as currently conducted, neither Von Hoffmann nor any of the Transferred Subsidiaries requires any Intellectual Property that Von Hoffmann and the Transferred Subsidiaries do not already own or license. The Scheduled Intellectual Property owned by Von Hoffmann and the Transferred Subsidiaries is in all material respects subsisting and, to Visant’s Knowledge, valid, enforceable, and is not subject to any outstanding Order adversely affecting Von Hoffmann or any of the Transferred Subsidiaries’ use thereof or their rights thereto. Except as set forth in Section 3.14(a)(ii) of the Visant Disclosure Schedule, Von Hoffmann and the Transferred Subsidiaries have sufficient rights to use all Intellectual Property used in the Business as currently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. None of Von Hoffmann or any of the Transferred Subsidiaries has infringed or otherwise violated in any material respect the Intellectual Property rights of any third party since October 4, 2004. There is no litigation, opposition, cancellation, proceeding, objection or claim pending or, to the Knowledge of Visant, asserted or threatened against Visant or any of its Affiliates concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any material Intellectual Property that is Related to the Business. To Visant’s Knowledge, no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists. To Visant’s Knowledge, no Person is violating any material Intellectual Property right Related to the Business that Visant or any of its Affiliates holds exclusively.

(b) Visant and its Affiliates have taken reasonable measures to protect the confidentiality of all material Trade Secrets Related to the Business and, to Visant’s Knowledge, such material Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, license agreements and/or similar obligations of confidentiality which have not been breached.

(c) The IT Assets have not materially malfunctioned or failed within the past two years. The IT Assets owned or licensed by Von Hoffmann and the Transferred Subsidiaries are sufficient to permit Buyer to conduct the Business in all material respects as currently conducted following the Closing. Visant and its Affiliates have implemented backup, security and disaster recovery technology consistent with industry practices. Visant and its Affiliates take measures, directly or indirectly, to ensure the confidentiality of customer financial information consistent with industry practices.

Section 3.15 Business Contracts. Set forth in Section 3.15 of the Visant Disclosure Schedule is a complete and accurate list (such list organized to reflect the different subsections of this Section 3.15) of each Business Contract:

(a) for the lease of real or personal property providing for annual rentals of $135,000 or more;

(b) that is reasonably likely to require either (x) annual payments to or from Von Hoffmann and the Transferred Subsidiaries or the Business of more than $2,000,000 or (y) aggregate payments to or from Von Hoffmann and the Transferred Subsidiaries or the Business of more than $10,000,000;

(c) with respect to any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to Von Hoffmann and the Transferred Subsidiaries or the Business or in which Von Hoffmann or any of the Transferred Subsidiaries owns any voting or economic interest, other than any partnership that is wholly owned by Von Hoffmann or any of the Transferred Subsidiaries;

(d) relating to Indebtedness (other than the Intracompany Payables);

(e) that (i) purports to limit in any material respect either the type of business in which Von Hoffmann or any of the Transferred Subsidiaries (or after the Closing, to the Knowledge of Visant, Buyer or any of its Subsidiaries or Affiliates) may engage or the manner or locations in which any of them may so engage in any business, (ii) could require the disposition of any material assets or line of business of Von Hoffmann or any of the Transferred Subsidiaries (or after the Closing, to the Knowledge of Visant, Buyer or any of its Subsidiaries or Affiliates), (iii) grants “most favored nation” status that, following the Closing, would apply to Von Hoffmann or any of the Transferred Subsidiaries (or after the Closing, to the Knowledge of Visant, Buyer or any of its Subsidiaries or Affiliates), (iv) prohibits or limits in any material respect the right of Von Hoffmann or any of the Transferred Subsidiaries (or after the Closing, to the Knowledge of Visant, Buyer or any of its Subsidiaries or Affiliates) to make, sell or distribute any products or services or (v) grants any Person (other than Employees as part of the Business) exclusive or similar rights in respect of any services in any line of business or any geographic area with respect to or affecting Von Hoffmann or any of the Transferred Subsidiaries (or after the Closing, to the Knowledge of Visant, Buyer or any of its Subsidiaries or Affiliates);

(f) containing a standstill or similar agreement pursuant to which Von Hoffmann or any of the Transferred Subsidiaries has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(g) that is a material Intellectual Property Contract (other than licenses for commercial off-the-shelf or shrink wrap software that has not been modified or customized for Von Hoffmann or any Transferred Subsidiaries);

(h) pursuant to which Von Hoffmann or any of the Transferred Subsidiaries or the Business is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies;

(i) that is an employee collective bargaining agreement or Contract with any labor organization;

(j) that is between or among Visant and/or any of its Affiliates on the one hand, and Von Hoffmann or any of the Transferred Subsidiaries, on the other hand;

(k) that is a stockholder agreement, voting trust or other contract or understanding to which Visant or any of its Affiliates is a party or to which Visant or any of its Affiliates is bound, in each case relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of Von Hoffmann or any of the Transferred Subsidiaries;

(l) that is subject to an advance against a rebate or a signing bonus of $250,000 or more;

(m) providing for indemnification of any Person, except for any Business Contract that is (x) not material to Von Hoffmann and the Transferred Subsidiaries, taken as a whole, or the Business or (y) entered into in the Ordinary Course;

(n) that contains a put, call or similar right pursuant to which Von Hoffmann or any of the Transferred Subsidiaries or the Business could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $250,000; and

(o) that is a Government Contract that is reasonably likely to require either (x) annual payments to or from Von Hoffmann and the Transferred Subsidiaries or the Business of more than $1,000,000 or (y) aggregate payments to or from Von Hoffmann and the Transferred Subsidiaries or the Business of more than $3,000,000.

The Business Contracts included in (a) through (o) being collectively referred to herein as the “Material Contracts”.

There does not exist under any Material Contract any violation, breach, default or event of default, or alleged violation, breach, default or event of default, or, to Visant’s Knowledge, event or condition that, after notice or lapse of time or both, would constitute a material violation, breach, default or event of default thereunder on the part of Visant or any of its Affiliates (including Von Hoffmann and the Transferred Subsidiaries) or, to Visant’s Knowledge, any other party thereto. Each of the Material Contracts is in full force and effect and constitutes a legal, valid, enforceable and binding obligation of Visant or any of its Affiliates (including Von Hoffmann and the Transferred Subsidiaries) or, to Visant’s Knowledge, any other party thereto in accordance with the express terms thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. There are no material disputes involving Von Hoffmann or the Transferred Subsidiaries pending, or, to the Knowledge of Visant, threatened, under any Material Contract. To the Knowledge of Visant, there are no material disputes involving any Person other than Von Hoffmann or the Transferred Subsidiaries pending or threatened under any Material Contract. Visant has made available to Buyer complete and accurate copies of all of the Material Contracts, and all amendments and modifications thereto.

Section 3.16 Government Contracts.

(a) With respect to each Government Contract that is a Material Contract, (x) all representations and certifications executed, acknowledged or set forth by Von Hoffmann or any of the Transferred Subsidiaries in or pertaining to such Governmental Contract since October 4, 2004 and, to the Knowledge of Visant, on or prior to October 4, 2004, were complete and correct in all material respects as of their effective date, and Von Hoffmann and its Affiliates have complied in all material respects with all such representations and certifications; (y) since October 4, 2004 and, to the Knowledge of Visant, on or prior to October 4, 2004, neither the United States government nor any prime contractor, subcontractor or other Person has notified Visant or any of its Affiliates in writing or, to the Knowledge of Visant, orally that Visant or any such Affiliate has breached or violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract; and (z) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any Government Contract.

(b) Neither Visant nor any of its Affiliates nor any of their respective personnel is or has been under administrative, civil, or criminal investigation to the Knowledge of Visant since October 4, 2004, or to the Knowledge of Visant, on or prior to October 4, 2004, indictment or audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract that is a Material Contract; (y) neither Visant nor any of its Affiliates has since October 4, 2004 and, to the Knowledge of Visant, on or prior to October 4, 2004, conducted or initiated any internal investigation or made a voluntary disclosure to the United States government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract that is a Material Contract; and (z) to the Knowledge of Visant, neither Von Hoffmann, any of the Transferred Subsidiaries nor any of their respective personnel has been suspended or debarred from doing business with the United States government or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for United States government contracting.

As used herein, “Government Contract” means any contract to which Visant or any of its Affiliates is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

Section 3.17 Litigation.

(a) Except as set forth in Section 3.17(a) of the Visant Disclosure Schedule, there is no material civil, criminal or administrative action, cause of action, claim, suit, demand, proceeding, hearing, investigation, order, writ, injunction or decree pending or, to Visant’s Knowledge, threatened against or relating to Von Hoffmann or any of the Transferred Subsidiaries or affecting their respective properties or assets, the Business or affecting the operations of the Business in any material respect, in each case at law or in equity or before or by any Governmental Entity.

(b) There are no Orders to which Von Hoffmann or any of the Transferred Subsidiaries, any of their respective properties or assets or the Business is subject, or, to the Knowledge of Visant, pending or threatened against Von Hoffmann, the Transferred Subsidiaries or the Business that, individually or in the aggregate, would be reasonably expected to have a material adverse impact on Von Hoffmann and the Transferred Subsidiaries or the Business, each taken as a whole.

Section 3.18 Compliance with Law. Each of Von Hoffmann, the Transferred Subsidiaries and the Business has not been, and is not being, conducted in violation of any Laws except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, none of Visant or any of its Affiliates has received any written notice or, to Visant’s Knowledge, oral notice alleging any violation under any applicable Law applicable to Von Hoffmann, the Transferred Subsidiaries or the Business (and, to the Knowledge of Visant, no such notice has been threatened) during the past twelve months that would be reasonably likely to be material to Von Hoffmann and the Transferred Subsidiaries, taken as a whole, or the Business. Von Hoffmann and the Transferred Subsidiaries have all Governmental Authorizations necessary for the conduct of their respective businesses and the Business, as currently conducted, except where failure to have such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect and held by and in the name of Von Hoffmann or one of the Transferred Subsidiaries, except where any such failure or failures to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.18 of the Visant

Disclosure Schedule, none of Visant or any of its Affiliates has been notified in writing or, to Visant’s Knowledge, orally by any relevant Governmental Entity or other Person that any such Governmental Authorizations may be modified, suspended or revoked or may not be renewed in the Ordinary Course, other than such modifications, suspensions, revocations and non-renewals that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.19 Insurance. Section 3.19 of the Visant Disclosure Schedule sets forth a true and complete list of each insurance policy maintained by Von Hoffmann or any of the Transferred Subsidiaries or that is maintained by Visant or any of its Affiliates and that is Related to the Business, in each case as of the date of this Agreement, including, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies, but excluding all health, welfare and similar insurance policies covering Employees (the “Insurance Policies”), indicating in each case, the coverage limits with respect to such Insurance Policies and claims history since October 4, 2004 to the date hereof with respect to the Business. Such Insurance Policies are in full force and effect in all material respects and neither Visant nor any of its Affiliates is in material breach or default with respect to its obligations under any such Insurance Policy.

Section 3.20 Employee Benefits.

(a) All benefit and compensation plans, contracts, policies or arrangements covering the Employees and current or former directors of Von Hoffmann or the Transferred Subsidiaries that are maintained or sponsored solely by Von Hoffmann or the Transferred Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, vacation and severance plans and all employment, severance and change in control agreements, and all amendments thereto (collectively, the “Von Hoffmann Benefit Plans”) and all benefit and compensation plans, contracts, policies or arrangements covering the Employees and current or former directors of Von Hoffmann or the Transferred Subsidiaries that are maintained or sponsored by Visant including, but not limited to, “employee benefits plans” within the meaning of Section 3(3) of ERISA, any deferred compensation stock options, stock purchase, stock appreciation rights, stock based, incentive, bonus, workers’ compensation, short term disability, vacation and severance plans and all employment, severance and change in control agreements (collectively “Visant Benefit Plans” and together with the Von Hoffmann Benefit Plans, the “Benefit Plans”) and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, have been separately identified in Section 3.20(a) of the Visant Disclosure Schedule. True and complete copies of all Benefit Plans listed in Section 3.20(a) of the Visant Disclosure Schedule, other than any equity-based Benefit Plan including but not limited to, any trust instruments, insurance contracts, and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been made available to the Buyer.

(b) Except as set forth in Section 3.20(b) of the Visant Disclosure Schedule, all Von Hoffmann Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) are in compliance in all material respects with ERISA, the Code and other applicable laws. Each Von Hoffmann Benefit Plan which is subject to ERISA (the “ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and not a Multiemployer Plan (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS, covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and Von Hoffmann and the Transferred Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Von Hoffmann Benefit Plan under Section 401(a) of the Code.

(c) (i) Neither Von Hoffmann nor any of the Transferred Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could reasonably be expected to subject Von Hoffmann or the Transferred Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material; (ii) neither Von Hoffmann nor the Transferred Subsidiaries has incurred or reasonably expects to incur a material tax or material penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA in an amount which would be material; (iii) no liability under Subtitle C or D of Title IV of ERISA has been incurred and as of the date hereof is outstanding or is reasonably expected to be incurred by Von Hoffmann and the Transferred Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Von Hoffmann or the Transferred Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”); and (iv) Von Hoffmann and the Transferred Subsidiaries have not incurred any liability that is outstanding and do not expect to incur, prior to the Closing, any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Pension Plan or, with respect to any Visant Benefit Plan, by any ERISA Affiliate within the twelve-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement. No notices have been required to be sent to Employees and their beneficiaries of the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code (including Section 412(m)). Neither Von Hoffmann nor any of the Transferred Subsidiaries nor any ERISA Affiliate has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(d) No Von Hoffmann Benefit Plan is a “single employer plan” within the meaning of Section 4001(a)(15) of ERISA.

(e) As of the date of this Agreement, there is no material pending or, to Visant’s Knowledge, threatened, litigation relating to the Von Hoffmann Benefit Plans. Except as set forth in Section 3.20(e) of the Visant Disclosure Schedule, as of the date of this Agreement, to Visant’s Knowledge, neither Von Hoffmann nor the Transferred Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. Except as set forth in Section 3.20(e) of the Visant Disclosure Schedule, no Von Hoffmann Benefit Plan set forth in Section 3.20(a) of the Visant Disclosure Schedule expressly provides for retiree health or life benefits, other than COBRA benefits.

(f) There has been no amendment to, announcement by Von Hoffmann or the Transferred Subsidiaries relating to, or change in Employee participation or coverage under, any Von Hoffmann Benefit Plan which would reasonably be expected to increase materially the annual expense of maintaining such plan above the level of the expense reflected in the most recent Annual Financial Statements. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement will (w) entitle any Affected Employees to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Von Hoffmann Benefit Plans, (y) limit or restrict the right of Von Hoffmann or the Transferred Subsidiaries, or, after the consummation of the transactions contemplated by this Agreement, Buyer to merge, amend or terminate any of the Von Hoffmann Benefit Plans or (z) result in payments under any of the Von Hoffmann Benefit Plans which be expected to be deductible under Section 280G of the Code.

(g) Set forth in Section 3.20(g) of the Visant Disclosure Schedule is a complete and accurate list as of a date not more than three Business Days prior to the date hereof of all the Employees as of such date, including each Employee’s title, status, base salary or hourly wage and gross year-to-date compensation.

Section 3.21 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) (i) All Tax Returns that are required to be filed on or before the Closing Date by Von Hoffmann or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, complete and correct as the case may be; (ii) Visant has filed all income Tax Returns that it was required to file for each taxable period during which any of Von Hoffmann or any of its Subsidiaries was required to be a member of the group, and all such Tax Returns were correct and complete in all respects in so far as they relate to Von Hoffmann or any of its Subsidiaries or the Business; (iii) all Taxes owed by Von Hoffmann or any of its Subsidiaries or otherwise with respect to the Business, have been or will be timely paid in full; or, to the extent set forth in Section 3.21(a) of the Visant Disclosure Schedule, are being contested in good faith by appropriate proceedings; and (iv) Von Hoffmann and its Subsidiaries have adequately reserved for all Taxes accrued through the Closing Date but not yet payable.

(b) (i) The Tax Returns referred to in Section 3.21(a) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired for all taxable periods through and including December 31, 2002; (ii) all deficiencies asserted or assessments made as a result of any such examinations have been paid in full or, to the extent set forth in Section 3.21(b) of the Visant Disclosure Schedule, are being contested in good faith by appropriate proceedings; (iii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Von Hoffmann or any of its Subsidiaries; (iv) Visant has provided Buyer correct and complete copies of examination reports and statements of deficiencies assessed against or agreed to by Von Hoffmann or any of its Subsidiaries; and (v) for time periods commencing on October 4, 2004, and to the Knowledge of Visant for time periods ending prior to October 4, 2004, no written claim has been made to Von Hoffmann, its Subsidiaries or Visant by an authority in a jurisdiction where Von Hoffmann or any of its Subsidiaries do not file Tax Returns that Von Hoffmann or any of its Subsidiaries are or may be subject to taxation by that jurisdiction with respect to the Business or should have been included in a consolidated return.

(c) Neither Von Hoffmann nor any of the Transferred Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing.

(d) For time periods commencing on October 4, 2004, and to the Knowledge of Visant for time periods ending prior to October 4, 2004, neither Von Hoffmann nor any of the Transferred Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group the common parent of which is Visant Holding Corp.

(e) For time periods commencing on October 4, 2004, and to the Knowledge of Visant for time periods ending prior to October 4, 2004, no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to Von Hoffmann or its Subsidiaries or the Business.

(f) Von Hoffmann and its Subsidiaries have withheld or collected and paid or deposited in accordance with Law all Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) Neither Von Hoffmann nor any of the Transferred Subsidiaries is bound by or has any obligation under any Tax allocation or sharing agreement.

(h) Visant has made available to Buyer true and correct copies of the portions of all material Tax Returns filed by Visant, Von Hoffmann or its Subsidiaries that relate to Von Hoffmann and its Subsidiaries, including, without limitation, all material income Tax Returns relating exclusively to Von Hoffmann and its Subsidiaries for which the statute of limitations remains open as of the date hereof.

(i) For time periods commencing on October 4, 2004, and to the Knowledge of Visant for time periods ending prior to October 4, 2004, none of Visant (for periods during which Von Hoffmann was part of a consolidated group the common parent of which was Visant Holding Corp.), Von Hoffmann, or any of their Subsidiaries (i) has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2), or would be reportable to a similar extent under any other provision of state, local or foreign Tax law); (ii) has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties; or (iii) has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.

(j) Neither Von Hoffmann nor any of its current or former Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355(a) of the Code: (i) at any time during the two-year period prior to the date hereof, (ii) at any time during the period commencing on the date hereof and ending on the Closing Date or (iii) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with and including the transactions contemplated by this Agreement.

Section 3.22 Environmental Matters.

(a) Except as set forth in Section 3.22 of the Visant Disclosure Schedule, (i) Von Hoffmann and the Transferred Subsidiaries have complied in all respects, with all applicable Environmental Laws, except for such non-compliance that, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect; (ii) no property currently owned or operated by Von Hoffmann or any of the Transferred Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance at material levels or in circumstances that could reasonably be expected to require remediation under Environmental Laws; (iii) no property formerly owned or operated by Von Hoffmann or any of the Transferred Subsidiaries and for which Von Hoffmann or any of the Transferred Subsidiaries could reasonably be expected to bear material Liability was contaminated with any Hazardous Substance during or prior to such period of ownership or operation at material levels or in circumstances that can reasonably be expected to require further remediation under Environmental Laws; (iv) neither Von Hoffmann nor any of the Transferred Subsidiaries is subject to material Liability under Environmental Laws for any Hazardous Substance disposal or contamination on any third party property at levels or in circumstances that could reasonably be expected to require remediation under Environmental Laws; (v) since October 4, 2004, and, to Visant’s Knowledge, on or prior to October 4, 2004, neither Von Hoffmann nor any of the Transferred Subsidiaries has received any written, or to Visant’s Knowledge, oral notice, demand, letter, claim or request for information alleging that Von Hoffmann or any of the Transferred Subsidiaries may be in violation of or subject to Liability under any Environmental Law; (vi) neither Von Hoffmann nor any of the Transferred Subsidiaries is subject to any Order with any Governmental Entity or any indemnity or other agreement with any third party relating to Liability material to Von Hoffmann or any of the Transferred Subsidiaries under any Environmental Law; (vii) none of the Real Property contain any underground storage tanks, asbestos-containing material, lead containing paint, or polychlorinated biphenyls which could reasonably be expected to require the incurrence of any material cost to abate or result in material Liability pursuant to any Environmental Law; and (viii) Visant has made available to Buyer copies of all environmental reports, studies, assessments and audits in its possession relating to Von Hoffmann or any of the Transferred Subsidiaries or their respective current and former properties or operations in its possession at its corporate headquarters.

(b) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.22 shall be the sole and exclusive representations and warranties of Visant with respect to Environmental Laws.

Section 3.23 Labor Matters. Except as set forth in Section 3.23 of the Visant Disclosure Schedule, neither Von Hoffmann nor any of the Transferred Subsidiaries is a party to or otherwise bound by any labor Contracts (other than oral Contracts that are immaterial) or collective bargaining agreements, letters of understanding or other written arrangements with any union or labor organization covering any Employees and none of said Employees are represented by any union or labor organization. Von Hoffmann and the Transferred Subsidiaries are not and have not been engaged in any material unfair labor practice in the last two years, and no material unfair labor practice complaint against Von Hoffmann or any of the Transferred Subsidiaries is pending, or to the Knowledge of Visant threatened, before the National Labor Relations Board or any other Governmental Entity. There is no, and since October 4, 2004, there has not been any, labor strike, material slowdown, stoppage, lock-out or other material labor dispute pending or, to Visant’s Knowledge, being threatened against Von Hoffmann or any of the Transferred Subsidiaries. Relations between management of Von Hoffmann and the Transferred Subsidiaries, on one hand, and the Employees, taken as a whole, on the other hand, are in all material respects good and, to Visant’s Knowledge, there have not been in the past three years, nor are there, any attempts to unionize the Employees.

Section 3.24 Affiliate Transactions. Except as set forth in Section 3.24 of the Visant Disclosure Schedule, (a) neither Von Hoffmann nor any of the Transferred Subsidiaries is a party to any Contract or other arrangement (other than oral arrangements that are immaterial) with, or have any Indebtedness, directly or indirectly, to, Visant or any of its Affiliates (other than Von Hoffmann or any of the Transferred Subsidiaries) or, as applicable, any directors, officers or employees of Visant or any of its Affiliates, (b) none of such Persons has any Indebtedness to Von Hoffmann or any of the Transferred Subsidiaries and (c) none of Visant Holding Corp. or its Subsidiaries has any material direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which Von Hoffmann or any of the Transferred Subsidiaries has a business relationship, or any Person which, directly or indirectly, competes with Von Hoffmann or any of the Transferred Subsidiaries or the Business.

Section 3.25 Brokers or Finders. None of Visant or any of its Affiliates has engaged any broker, finder, investment banker, financial advisor, consultant or intermediary in connection with this Agreement, or the transactions contemplated by this Agreement, who would be entitled to a broker’s, finder’s or similar fee or commission in connection herewith or therewith or upon the consummation of this Agreement or thereof.

ARTICLE IV

Representations and Warranties of Buyer

Buyer represents and warrants to Visant as follows:

Section 4.1 Organization, Standing and Qualification of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, and is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which its assets and properties are owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.2 Authority of Buyer. Buyer has all requisite corporate power, capacity and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and each of the Ancillary Agreements, and to perform its obligations hereunder and thereunder, and to consummate the transactions hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements has been duly and validly authorized and no additional corporate or stockholder or other authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements. Assuming due authorization, execution and delivery by Visant, this Agreement constitutes, and when executed and delivered by Buyer each of the Ancillary Agreements will constitute, the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3 Consents and Approvals. Except as under the HSR Act, no consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or any of its Affiliates from, or to be given by Buyer or any of its Affiliates to, or made by either of Buyer or any of its Affiliates with, any Governmental Entity or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements (or the transactions contemplated hereby and thereby) and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, waivers, authorizations, notices or filings the failure to obtain which would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.4 Compliance with Law. Buyer and its Subsidiaries are in compliance in all material respects with all applicable Laws, except for such noncompliance which would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.5 Brokers or Finders. None of Buyer or any of its Affiliates has engaged any broker, finder, investment banker, financial advisor, consultant or intermediary in connection with this Agreement, or the transactions contemplated by this Agreement, who (a) would reasonably be entitled to receive from Visant or any of its Affiliates a broker’s, finder’s or similar fee or commission in connection herewith or therewith or upon the consummation of this Agreement or thereof or (b) would as a result of such engagement reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.6 Litigation. As of the date hereof, there is no civil, criminal or administrative action, cause of action, claim, suit, demand, proceeding, hearing, investigation, Order, writ, injunction or decree (x) pending which would reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements, or (y) to the knowledge of the executive officers of Buyer, threatened against or relating to any of Buyer and its subsidiaries which would reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Buyer to effect the Closing or to perform its obligations under this Agreement and the Ancillary Agreements.

Section 4.7 Available Funds. Buyer has, or at the Closing will have, sufficient funds to effect the Closing.

ARTICLE V

Covenants of the Parties

Section 5.1 Conduct of the Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE VII and the Closing Date, except as otherwise expressly provided in this Agreement, Visant will, and will cause Von Hoffmann and the Transferred Subsidiaries to, maintain the corporate existence of Von Hoffmann and the Transferred Subsidiaries, conduct the respective businesses and operations of Von Hoffmann and the

Transferred Subsidiaries and the Business in the Ordinary Course (including the collection of receivables and the payment of payables) and make all reasonable best efforts to preserve intact such businesses and operations and the Business’s relationships with customers, vendors, agents, employees and other Persons with whom they have business relations. Without limiting the generality of the foregoing, except as expressly provided in this Agreement (including actions taken pursuant to the Reorganization Transactions), required by the terms of any written Contracts to which Von Hoffmann or any of the Transferred Subsidiaries is a party or by the current arrangement with Savvis Communications Corporation, by Law, including under an Order, or in Section 5.1 of the Visant Disclosure Schedule, prior to the earlier of the termination of this Agreement pursuant to ARTICLE VII and the Closing Date, Visant covenants that it will not, and will cause its Affiliates not to, with respect to Von Hoffmann and the Transferred Subsidiaries and the Business, without the prior written consent of Buyer, which consent will not be unreasonably withheld:

(a) merge or consolidate Von Hoffmann or any of the Transferred Subsidiaries with any other Person, cause Von Hoffmann or any of the Transferred Subsidiaries to acquire any operation, business or assets having a value in excess of $250,000 in the aggregate from any other Person (other than (i) inventory and supplies in the Ordinary Course or (ii) capital expenditures committed to as of the date hereof as set forth in Section 5.1(a) of the Visant Disclosure Schedule), or restructure, reorganize or completely or partially liquidate Von Hoffmann or any of the Transferred Subsidiaries;

(b) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of Von Hoffmann or any of the Transferred Subsidiaries;

(c) make any loans, advances or capital contributions to or investments in any Person;

(d) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of Von Hoffmann’s capital stock;

(e) (i) amend or modify any Material Contract with a customer in any material respect in a manner adverse to Von Hoffmann and the Transferred Subsidiaries or the Business, (ii) amend or modify any Material Contract that is not with a customer in any material respect or in a manner adverse to Von Hoffmann and the Transferred Subsidiaries or the Business, or (iii) terminate any Material Contract prior to its scheduled expiration, waive any material rights, claims or obligations under or relating to any Material Contract, or cancel, modify or waive any debts or claims held by it thereunder, or waive any rights having in the aggregate a value in excess of $250,000 thereunder;

(f) enter into any Contract containing a “non-compete”, “non-solicitation”, “most favored nation”, “exclusivity” or any other provision that would be likely to have any such similar effects that would restrict Von Hoffmann or any of its Affiliates after the Closing;

(g) accelerate in any material respect the delivery or sale of products or services or, other than in the Ordinary Course, make changes in any material respect with respect to any selling, service-level, credit or product/service discount principles, practices, methods or policies;

(h) other than in the Ordinary Course with respect to Contracts with customers or suppliers (and in the case of suppliers, so long as such Contract is terminable by Von Hoffmann or any Transferred Subsidiary on 60 days’ or less notice and without cost), enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(i) amend, modify in any material respect or terminate any Insurance Policy or waive any material rights, claims or obligations under or relating to any Insurance Policy;

(j) enter into any Contract that would have been subject to disclosure pursuant to Section 3.24 had it been entered into prior to the date of this Agreement;

(k) enter into, amend or modify any labor Contracts (other than oral Contracts that are immaterial), collective bargaining agreements, letters of understanding or other arrangements with any union or labor organization covering any Employees;

(l) accelerate in any material respect or otherwise alter in any material respect the timing of the payment of any accounts receivable of Von Hoffmann or any of the Transferred Subsidiaries or delay in any material respect the payment of any Accounts Payable or accrued expenses of Von Hoffmann or any of the Transferred Subsidiaries;

(m) sell, assign, transfer, convey, lease, license, pledge, mortgage, surrender, divest, cancel, allow to lapse or expire, abandon, encumber or otherwise dispose of any assets of Von Hoffmann, the Transferred Subsidiaries or the Business that have a fair market value that is in excess of $250,000, in the aggregate, including capital stock, other than in the Ordinary Course;

(n) except as provided pursuant to existing written, binding Contracts or Benefit Plans in effect prior to the date of this Agreement and set forth in Section 5.1(n) of the Visant Disclosure Schedule, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director or officer or Employee of Von Hoffmann or any of the Transferred Subsidiaries, (ii) increase the annual cash compensation (by an amount greater than 2.5% thereof), bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or Employee of Von Hoffmann or any of the Transferred Subsidiaries, (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (vi) forgive any loans to directors, officers or Employees of Von Hoffmann or any of the Transferred Subsidiaries;

(o) terminate any lease with respect to Real Property or enter into, amend or renew any such lease;

(p) amend, modify or alter the terms of the Von Hoffmann Indebtedness;

(q) incur any Indebtedness or guarantee any Indebtedness of any other Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Von Hoffmann or any of the Transferred Subsidiaries;

(r) create or incur any Encumbrances on any assets or properties of Von Hoffmann or any of the Transferred Subsidiaries or the Business other than Permitted Encumbrances (except for clause (g) of the definition of Permitted Encumbrances);

(s) except as set forth in the capital budgets set forth in Section 5.1(s) of the Visant Disclosure Schedule and consistent therewith, make, authorize or incur any capital expenditures or commitments for capital additions or improvements under which payment or expenditure obligations exceed $250,000 in the aggregate;

(t) pay, prepay, settle, discharge or satisfy any Liability of more than $150,000, other than as set forth in Section 5.1(t) of the Visant Disclosure Schedule;

(u) enter into any settlement, concession, conciliation or similar agreement (i) involving payment or receipt of payment after the execution of this Agreement of consideration in excess of $150,000 in any individual case, or $250,000 in the aggregate, or (ii) on a basis that would result in (A) the imposition of any order, writ, judgment, injunction, indictment, demand, decree, stipulation, determination or award by any Governmental Entity that would restrict in any material respect the future activity or conduct of Von Hoffmann or any of the Transferred Subsidiaries or (B) an admission of a violation of Law or violation of the rights of any Person by Von Hoffmann or any of the Transferred Subsidiaries;

(v) amend the certificate of incorporation, bylaws, or such comparable governing documents of Von Hoffmann or any of the Transferred Subsidiaries;

(w) issue, amend the terms of, declare, set aside, make or pay any dividends or make any other payment or distribution of any kind with respect to, any of Von Hoffmann’s or any Transferred Subsidiaries’ equity securities or enter into any Contract with respect to the voting of such equity securities;

(x) make any changes in accounting methods, policies, procedures, principles or practices unless required by GAAP;

(y) change its method of Tax accounting or make or change any material Tax election, or settle or finally resolve any Tax contest with respect to any material amount of Tax; or

(z) agree, authorize or commit, whether in writing or otherwise, to do any of the foregoing.

Section 5.2 Notice of Certain Events or Occurrences. Prior to the Closing, each party shall, as promptly as practicable, provide the other party with notice of any event or occurrence that has caused or would be reasonably expected to cause any of the conditions set forth in ARTICLE VI not to be satisfied.

Section 5.3 Access to Information.

(a) Subject to applicable Laws relating to the exchange of information, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE VII and the Closing Date, Visant shall, and shall cause Von Hoffmann and the Transferred Subsidiaries to, in such manner as will not unreasonably interfere with the conduct of their respective businesses, (i) give Buyer and its authorized representatives reasonable access, upon reasonable notice during normal business hours, to all books, records, Business Contracts, personnel and properties utilized by Von Hoffmann or any of the Transferred Subsidiaries or the Business, (ii) permit Buyer and its authorized representatives to make such reasonable inspections thereof as Buyer may request (such inspections may include internal Buyer environmental inspections, but shall not include any Phase I or Phase II inspections or any environmental assessment that involves sampling or invasive testing) and (iii) cause its personnel and auditors to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to Von Hoffmann and the

Transferred Subsidiaries, the Business and the properties and assets (including, with respect to Von Hoffmann and the Transferred Subsidiaries, the working papers of its auditors) of Von Hoffmann and the Transferred Subsidiaries and the Business as Buyer may from time to time reasonably request.

(b) In addition to the confidentiality arrangements contained in this Agreement, Buyer will hold in confidence, in accordance with the terms of the Mutual Evaluation Information Nondisclosure Agreement (the “Confidentiality Agreement”), dated October 3, 2006, by and between Buyer and Visant, all documents and information furnished to Buyer by Visant or any of its officers, directors, employees, agents, consultants, advisors or representatives in connection with this Agreement and the transactions contemplated by this Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of the Confidentiality Agreement shall govern.

(c) Following the Closing, upon the request of Buyer, and subject to a separate confidentiality agreement to be executed by Buyer, Visant shall, to the extent permitted by Law, grant to Buyer and its representatives, during regular business hours and subject to reasonable rules and regulations of Visant and in such manner as will not unreasonably interfere with the conduct of Visant’s business, the right, at the expense of Buyer, to inspect and copy the books, records and other documents in Visant’s possession Related to the Business prior to the Closing (including books of account, records, files, invoices, correspondence and memoranda, customer and vendor lists, data, specifications, insurance policies, operating history information and inventory records) and not included in the Books and Records, subject to redaction by Visant of any material not relating to the Business it deems sensitive. Notwithstanding the foregoing, Visant shall not be obligated to make any information available that would, in the reasonable judgment of Visant, violate or jeopardize any applicable attorney-client or other privilege or any applicable contractual confidentiality obligation. No such books, records or other documents that relate primarily to the Business shall be destroyed by Visant or its Affiliates prior to the sixth anniversary of the Closing Date without first advising Buyer in writing and giving Buyer a reasonable opportunity to obtain possession thereof, any costs of transferring such books, records or other documents to be paid by Buyer.

(d) Following the Closing, upon the request of Visant, and subject to a separate confidentiality agreement to be executed by Visant, Buyer shall grant to Visant and its representatives, during regular business hours and subject to reasonable rules and regulations of Buyer and in such manner as will not unreasonably interfere with the conduct of Buyer’s business, the right, at the expense of Visant, to inspect the Books and Records pertaining to the operation of the Business prior to Closing to the extent permitted by Law and to the extent that in each case inspection is reasonably related to any Excluded Assets or Excluded Liabilities or otherwise necessary for Visant for accounting or tax purposes or to comply with the terms of this Agreement, any Ancillary

Agreement or any applicable Law. Notwithstanding the foregoing, Buyer shall not be obligated to make any information available that would, in the reasonable judgment of Buyer, violate or jeopardize any applicable attorney-client or other privilege or any applicable contractual confidentiality obligation. No Books and Records shall be destroyed by Buyer or its Affiliates prior to the sixth anniversary of the Closing Date without first advising Visant in writing and providing Visant a reasonable opportunity to obtain possession thereof, any costs of transferring such books, records or other documents to be paid by Visant.

Section 5.4 Reasonable Best Efforts; Filings.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto will, and Visant will cause its Affiliates to, cooperate with each other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the transactions contemplated by this Agreement, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all consents, permits and approvals necessary or advisable to be obtained from any Person or any Governmental Entity and removing any injunctions or other impediments or delays, legal or otherwise, which are necessary in order to consummate the transactions contemplated by this Agreement. Notwithstanding the previous sentence, the parties hereto will take promptly all actions necessary to make any filings required of the parties or their respective Affiliates under the HSR Act and, in any case, will make such filings within ten Business Days from the date hereof. In case, at any time after the Closing, any further action is necessary to carry out the purposes of this Agreement and the transactions contemplated by this Agreement, Buyer and Visant will, and will cause their respective Affiliates to, take all such necessary action.

(b) Notwithstanding anything in this Agreement to the contrary, including Section 5.4(a), the parties hereby agree and acknowledge that neither party will have any obligation to make any payment in respect of obtaining any consent, permit or approval from any Person, other than standard filing and application fees to Governmental Entities, and that Buyer shall have no obligation, in connection with applying for or receiving clearance, consent, authorization or any other permission from any Governmental Entity for the consummation of the transactions contemplated by this Agreement, to: (i)(A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, before or after the Closing, of any assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer (or any of its Subsidiaries or Affiliates), Von Hoffmann, the Transferred Subsidiaries or the Business, or (ii) take or agree to take any other action or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Buyer (or any of its Subsidiaries or Affiliates), Von Hoffmann, the Transferred Subsidiaries or the Business.

(c) Subject to applicable Laws relating to the exchange of information, Buyer and Visant shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Buyer, Visant, Von Hoffmann and the Transferred Subsidiaries and the Business, as the case may be, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Each of Buyer and Visant will, and will cause their respective Affiliates to, respond promptly under the circumstances to any requests for additional information by any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Buyer and Visant shall act reasonably and as promptly as practicable.

(d) Subject to applicable Laws relating to the exchange of information, each of Buyer and Visant shall, and shall cause their respective Affiliates to, upon request by the other, furnish the other with all information concerning itself, its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, submission, filing, notice or application made by or on behalf of any of Buyer or Visant or any of their respective Affiliates to any Person or any Governmental Entity in connection with the approval of or consent to the transactions contemplated by this Agreement.

(e) Subject to applicable Laws relating to the exchange of information, (i) each of Buyer and Visant shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Buyer or Visant or any of their respective Affiliates, as the case may be, from any Person or any Governmental Entity with respect to the transactions contemplated by this Agreement; (ii) permit the other party to review any material communication given by it to, and consult with each other in advance of any communication, meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person; and (iii) each of Buyer and Visant shall not, and shall cause their respective Affiliates not to, permit any of their respective officers, directors or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the transactions contemplated by this Agreement, unless it consults with Visant or Buyer, respectively, in advance and gives such other parties the opportunity to attend and participate thereat.

Section 5.5 401(k) Plan.

(a) Prior to the Closing Date, Visant shall, and shall cause its Affiliates to, take all action necessary to cause Visant to assume sole sponsorship of the Visant 401(k) Plan effective as of the day prior to the Closing as related to the Business. Visant and its Affiliates agree to permit each Employee to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances under any Visant Benefit Plan that is a defined contribution plan intended to qualify under Section 401(a) of the Code (the “401(k) Plan”) if such rollover is elected in accordance with applicable law by such Employee.

(b) The Buyer agrees to cause its defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) to accept a direct rollover to the Buyer 401(k) Plan of such Employee’s account balances under the 401(k) Plan as soon as practicable following the Closing Date, including the rollover of such Employee’s loan balances outstanding under the 401(k) Plan.

Section 5.6 Termination of Employment, Severance and Other Arrangements.

(a) Visant shall, and shall cause its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries) to assume all liabilities and obligations with respect to the Excluded Employees under all employment, service or consulting agreements or arrangements of Von Hoffmann or any of the Transferred Subsidiaries with any Excluded Employee. Visant shall be responsible for any costs incurred or obligations in connection with the resignations or terminations of any Excluded Employees and Visant shall indemnify Buyer and its Affiliates from, against and in respect of any losses, liabilities, claims, payments, actual or threatened action, suit or proceeding, arising out of the foregoing costs and obligations.

(b) Prior to the Closing, Visant shall deliver to Buyer the resignations of all of the members of the boards of directors (or persons holding similar positions) of Von Hoffmann and the Transferred Subsidiaries from their positions as members of the boards of directors (or similar positions) of Von Hoffmann and the Transferred Subsidiaries, effective at the Closing. Visant shall be responsible for any costs incurred or obligations in connection with the resignation or termination of the directors and Visant shall indemnify Buyer and its Affiliates from, against and in respect of any losses, liabilities, claims, payments, actual or threatened action, suit or proceeding, arising out of the foregoing costs and obligations.

(c) Prior to the Closing, Visant shall cause all Contracts between Visant or any of its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries), on the one hand, and Von Hoffmann or any of the Transferred Subsidiaries, on the other hand, or any Indebtedness owed by Visant or any of its Affiliates (other than

Von Hoffmann and the Transferred Subsidiaries) to Von Hoffmann or any of the Transferred Subsidiaries or by Von Hoffmann or any of the Transferred Subsidiaries to Visant or any of its Affiliates, including any Intracompany Payables, to be terminated with respect to Von Hoffmann and the Transferred Subsidiaries effective as of immediately prior to the Closing, in each case without any further Liability on behalf of Von Hoffmann or the Transferred Subsidiaries or Buyer or any of its Affiliates.

(d) Immediately prior to the Closing, Visant will cause all Intracompany Payables and all Intracompany Receivables to be paid or otherwise settled prior to the Closing.

(e) Prior to the Effective Time, Visant shall cause the employees listed on Schedule 5.6(e) (the “Scheduled Employees”) to have their employment transferred to Von Hoffmann or one of the Transferred Subsidiaries such that such Scheduled Employees are Affected Employees.

Section 5.7 Employee Benefits. Buyer agrees that, from the Closing Date through December 31, 2007, the Affected Employees shall be provided with pension and welfare benefits under employee benefit plans that at the election of Buyer are either (i) substantially similar in the aggregate to those currently provided by Von Hoffmann and the Transferred Subsidiaries to such Employees or (ii) substantially similar in the aggregate to those provided by Buyer and its Subsidiaries to its similarly situated Employees. Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Benefit Plan, (2) give any third party any right to enforce the provisions of this Section 5.7 or (3) obligate Buyer or any of its Affiliates to (A) maintain any particular Benefit Plan or (B) retain the employment of any particular Employee.

Section 5.8 Non-Competition; Non-Solicitation.

(a) Visant Holding Corp. agrees with Buyer that, from the Closing through December 31, 2010, none of Visant Holding Corp. nor any of its Subsidiaries (now or hereafter existing) shall engage, directly or indirectly, alone or with others, as a corporation or other legal entity, partner, director, investor, stockholder, consultant or otherwise in the (i) commercial printing business that Von Hoffmann or the Transferred Subsidiaries have been engaged in during the twelve months prior to the date hereof including business-to-business catalogs and (ii) the book or testing businesses, including for educational publishers, printing consumer trade books, as well as providing digital prepress and premedia services related to the foregoing (collectively, the “Competing Business”). Notwithstanding the foregoing, nothing in this Section 5.8 shall be deemed to limit Visant Holding Corp. or any of its Subsidiaries (now or hereafter existing) from competing with Buyer or Von Hoffmann or any of the Transferred Subsidiaries with respect to the business of producing commercial printed products to the extent currently produced by Visant Holding Corp. or any of its Subsidiaries (other than Von Hoffmann or the Transferred Subsidiaries), including book covers and jackets, book and cover components, plastic products such as inserts and transparencies, posters, maps, yearbooks and associated products, memory books and other similar affiliation publications and related printed pieces, short-run catalogs and short-run consumer trade books, multi-sensory or interactive sampling devices and systems, packaging, magazine, catalog and publication inserts, coupons, blow-ins, remittance envelopes, statement enclosures, direct mail, direct sell and point-of-sale materials, gift-with-purchase and purchase-with-purchase program materials, imaged products, credit or promotional cards, and other advertising, marketing and promotional formats and pieces, and digital prepress and premedia, in-line finishing, personalization, insertion and packaging, data processing, mail list and logistics services in connection with the production of any of the foregoing; provided, however, that during such period, neither Visant Holding Corp. nor any of its Subsidiaries shall produce short-run catalogs or short-run consumer trade books for the same customers for which Von Hoffmann or the Transferred Subsidiaries produced catalogs or consumer trade books, respectively, in calendar year 2006, except to the extent that Visant Holding Corp. or any of its Subsidiaries (other than Von Hoffmann or the Transferred Subsidiaries) produced short-run catalogs or short-run consumer trade books, respectively, for such same customer in calendar year 2006. In addition, Visant Holding Corp. agrees, for such period, to cause the Person set forth on Section 5.8(a) of the Visant Disclosure Schedule not to engage as an officer, director, employee, consultant or advisor to any Competing Business on behalf of any Affiliate of Visant Holding Corp.

(b) Visant agrees with Buyer that, from the Closing through December 31, 2008, neither Visant Holding Corp. nor any of its Subsidiaries shall solicit or hire, or assist others in the solicitation or hiring of, or assist or induce any Affiliate of Visant to solicit or hire, any employee of Von Hoffmann or any Transferred Subsidiary except for any person (i) whose employment with Von Hoffmann or any Transferred Subsidiary was terminated by Von Hoffmann or the Transferred Subsidiary (or any successor thereto) following or in connection with the Closing or (ii) whose employment shall have been terminated by such employee for a period of at least ninety (90) days. The restrictions contained in the preceding sentence, however, shall not preclude general non-targeted solicitations of employment made by Visant or any of its Affiliates or the hiring of any employee of Von Hoffmann or any Transferred Subsidiary pursuant to such solicitations.

(c) From the Closing through December 31, 2010, Visant Holding Corp. and its Subsidiaries shall not, directly or indirectly, induce customers or suppliers of Von Hoffmann or the Transferred Subsidiaries to adversely modify in any respect their relationships with Von Hoffmann and the Transferred Subsidiaries with respect to the Competing Business; provided, however, that, subject to Section 5.20, this Section 5.8(c) shall not apply to (i) relationships between Von Hoffmann and the Transferred Subsidiaries, on the one hand, and Visant Holding Corp. and its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries), on the other hand or (ii) relationships with Persons who are both existing customers of Von Hoffmann and the Transferred Subsidiaries, on the one hand, and of Visant Holding Corp. or its Subsidiaries (other than Von Hoffmann and the Transferred Subsidiaries), on the other hand, with respect to commercial printed products to the extent currently produced by Visant Holding Corp. or any of its Subsidiaries (other than Von Hoffmann or the Transferred Subsidiaries), provided, further, that nothing in this clause (ii) shall permit any such actions by Visant Holding Corp. or any of its Subsidiaries (other than Von Hoffmann and the Transferred Subsidiaries) with respect to any customers for whom Von Hoffmann or the Transferred Subsidiaries produced catalogs or consumer trade books, respectively, in calendar 2006, except to the extent that Visant Holding Corp. or any of its Subsidiaries (other than Von Hoffmann or the Transferred Subsidiaries) produced short-run catalogs or short-run consumer trade books, respectively, for such same customer in calendar year 2006.

(d) The parties acknowledge and agree that the restrictions contained in this Section 5.8 are reasonable (including as to scope, time and area), not unduly restrictive of Visant Holding Corp.’s rights, supported by adequate consideration and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause immediate and irreparable injury to Buyer for which there would be no adequate monetary damages. In the event of a breach or a threatened breach by Visant Holding Corp. or any of its Subsidiaries or Affiliates, as applicable, of these restrictions, Visant Holding Corp. acknowledges and agrees that Buyer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Visant Holding Corp. or any of its Subsidiaries or Affiliates, as applicable, as the case may be, from such breach or threatened breach, in addition to any other remedy to which Buyer may be entitled at law or in equity without the requirement of posting bond. In addition, the parties acknowledge and agree that the restrictions contained in this Section 5.8 are essential elements of this Agreement and that but for these restrictions, Buyer would not have agreed to enter into this Agreement and the transactions contemplated hereby, and Visant Holding Corp. agrees not to challenge the validity or importance of the restrictions contained in this Section 5.8. The covenants contained in this Section 5.8 shall be deemed to apply to each State of the United States of America, each county within each State of the United States of America, each foreign country and each other geographic area separately, not collectively, and shall be severable as to each such State of the United States of America, county, each foreign country or other geographic area. If any court determines that any provision of this Section 5.8 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision until, in such reduced form, such provision shall be enforceable. It is the intention of the parties hereto that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this Section 5.8 in the jurisdiction of the court that has made the adjudication.

(e) Notwithstanding anything set forth herein to the contrary, in no event shall the restrictions set forth in this Section 5.8 be binding upon or otherwise be deemed to apply to any successor or assign of Visant Holding Corp. or any of its Subsidiaries or any of its or their respective businesses, properties or assets, whether by way of a sale of stock or assets or any other sale, assignment, disposal or transfer or otherwise, regardless of form of any such transaction, except that this Section 5.8 shall continue to apply, after any such transaction, to Visant Holding Corp. or any of its Subsidiaries or its or their assets, properties or businesses that are transferred, assigned or otherwise disposed of or succeeded to, but, for the avoidance of doubt, not the other businesses, assets, properties, Subsidiaries or Affiliates of any such successor or assign.

Section 5.9 Transition Services. The parties hereto (and their applicable Affiliates) shall use their reasonable best efforts to enter into the Transition Services Agreement, pursuant to which (a) Visant will provide to Buyer or Von Hoffmann or the Transferred Subsidiaries payroll services (including coordination of employee benefits payments to Buyer’s third party vendors), each for a period not to exceed one month following the Closing, and Buyer will reimburse Visant for any out-of-pocket expenses incurred in connection therewith; and (b) Buyer will permit Visant to use the Owensville East facility and the employees currently working at such facility during the period from the Closing through July 31, 2007, and Visant will reimburse Buyer for all operating expenses related to such facility and all compensation and benefit costs relating to such employees in respect of that period.

Section 5.10 Insurance Proceeds. Visant will, or will cause its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries) to, assign, to the extent assignable, to Buyer or its Affiliates any proceeds received by Visant or any of its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries) pursuant to third party insurance policies to the extent Related to the Business or to any assumed Liability. Visant agrees to use its reasonable best efforts to obtain any necessary consents or approvals of any insurance company or other third party relating to any such assignment. If such proceeds are not assignable, Visant agrees to pay any such proceeds actually received by it or any of its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries) to Buyer promptly upon the receipt thereof.

Section 5.11 Trademarks. Visant shall, and shall cause its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries) to (i) use commercially reasonable efforts to cease all use of Von Hoffmann Trademarks from and after the Closing Date, and (ii) cease all use of Von Hoffmann Trademarks within 60 days after the Closing Date, other than, in each case, use considered “fair use” under applicable Law and as may be necessary for filings or other business with a Governmental Entity as an accurate historical description of its business. Visant shall (iii) use commercially reasonable efforts to ensure that from and after the Closing Date, and (iv) ensure that within 60 days after the Closing Date, it and its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries) and their respective employees and representatives do not adopt or use any trade names, service marks or trademarks confusingly similar to Von Hoffmann Trademarks or to challenge the validity or enforceability of Von Hoffmann Trademarks or Buyer and its Affiliates’ rights to use Von Hoffmann Trademarks, other than, in each case, use considered “fair use” under applicable law and as may be necessary for filings or other business with a Governmental Entity as an accurate historical description of its business.

Section 5.12 Intellectual Property Non-Assertion. Visant agrees that it shall not, and shall cause its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries) and assigns not to, assert against Buyer or any of its Affiliates or any of their respective employees, contractors, successors or assigns any Intellectual Property owned or controlled by Visant or any of its Affiliates as of the Closing Date which are used as of the date hereof by Von Hoffmann or the Transferred Subsidiaries in the Business as currently conducted.

Section 5.13 Additional Financial Statements. Visant will, and will cause its Affiliates to, prepare and furnish to Buyer as soon as they become available, and in any event not later than 20 days after the end of each fiscal month, an unaudited consolidated balance sheet and the related unaudited consolidated statement of income for Von Hoffmann and the Transferred Subsidiaries for each full fiscal monthly period prior to the Closing, and Visant will prepare each of the additional unaudited financial statements on a basis consistent with the Financial Statements.

Section 5.14 Confidentiality.

(a) For a period of three years from the Closing Date, Visant shall, and shall cause its Affiliates to, treat as confidential and shall, and shall cause its Affiliates to, safeguard any and all information, knowledge and data owned or held by Von Hoffmann and the Transferred Subsidiaries as of Closing or otherwise Related to the Business by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Visant or its Affiliates used with respect thereto prior to the execution of this Agreement.

(b) Buyer acknowledges that the confidentiality obligations set forth in Section 5.14(a) shall not extend to information, knowledge and data that is publicly available or becomes publicly available other than through an act or omission of Visant or its Affiliates, becomes available on a non-confidential basis from a source other than Buyer so long as such source is not known by Visant or its Affiliates to be bound by a confidentiality agreement with or other obligations of secrecy to Buyer, or is developed by or for Visant or its Affiliates independently and without reference to such confidential information.

Section 5.15 Tax Matters.

(a) Visant’s Liability for Taxes. Visant shall be liable for and indemnify Buyer Indemnified Parties for (x) all Taxes imposed on Visant and its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries) and (y) all Taxes imposed on Von Hoffmann or any of the Transferred Subsidiaries or for which Von Hoffmann or any of the Transferred Subsidiaries may otherwise by liable (i) for any taxable year or period that ends on or before the Closing Date (a “Pre-Closing Tax Period”), including any Taxes arising as a result of the Reorganization Transactions, (ii) with respect to any taxable year or period beginning before and ending after the Closing Date (a “Straddle Period”), the portion of such taxable year or period ending on and including the Closing Date and (iii) as a result of a failure of any of the representations and warranties in Section 3.21 to be true (it being understood that for purposes of this Section 5.15(a)(iii) any qualifications as to materiality or Material Adverse Effect contained in Section 3.21 shall be disregarded for purposes of determining whether such representation or warranty was breached and the Losses in connection therewith); provided, however, that in the case of clause (y) above, Visant shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the Closing Date Working Capital Statement and taken into account in determining the Purchase Price Adjustment Amount. The Tax indemnity provided under this Section 5.15(a) shall not cover Tax liabilities resulting from (i) any transaction of Buyer or any of its Affiliates not in the Ordinary Course (other than the transactions contemplated hereunder) that occurs on the Closing Date but after the effective time of the Closing, or (ii) any action taken by Buyer in bad faith after the Closing Date that directly results in Visant incurring Taxes for the period prior to the Closing that Visant would not otherwise have incurred but for such action by Buyer (each of (i) and (ii) a “Buyer Tax Act”).

(b) Taxes for Short Taxable Year. For purposes of Section 5.15(a), whenever it is necessary to determine the Liability for Taxes for a portion of a Straddle Period, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that Visant had a taxable year or period which ended at the close of the Closing Date, except that (i) Taxes that cannot reasonably be apportioned on a short taxable year basis (such as property tax assessments) shall be apportioned on a time basis and (ii) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

(c) Adjustment to Purchase Price. Any payment under Section 5.15(a) will be an adjustment to the Purchase Price to the extent permitted by applicable Law.

(d) Tax Returns. Visant shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Von Hoffmann or any of the Transferred Subsidiaries or the Business with respect to Pre-Closing Tax Periods and shall pay any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to Von Hoffmann or any of the Transferred Subsidiaries or the Business. All Tax Returns, to the extent they relate to Taxes of Von Hoffmann or any of the Transferred Subsidiaries or the Business, shall be prepared and filed in a manner consistent with past practices. Visant shall pay Buyer the Taxes for which Visant is liable pursuant to this Section 5.15 (without duplicating amounts settled pursuant to the Purchase Price Adjustment Amount) but which are payable with Tax Returns to be filed by Buyer pursuant to this Section 5.15(c) within 10 days prior to the due date for the filing of such Tax Returns. As promptly as practicable after Visant has completed the preparation of any material Tax Returns to be prepared by Visant pursuant to this Section 5.15(c), Visant shall deliver such completed, but unfiled Tax Returns to the Buyer for its review. As promptly as practicable, but in no event less than 20 days prior to their due date, after Buyer has completed the preparation of material Tax Returns that are required to be filed by or with respect to Von Hoffmann or any of the Transferred Subsidiaries or the Business for Straddle Periods (“Straddle Returns”), Buyer shall deliver copies of such completed Straddle Returns to Visant for their review. Visant shall have a period of 10 Business Days to review and comment on such Straddle Returns prior to their filing, such comments to be reasonably accepted by Buyer. Visant and Buyer mutually agree to consent to the filing as promptly as possible of such Straddle Returns. In the event the Parties are unable to resolve any issue regarding a Straddle Return within ten (10) days after Buyer has received such Straddle Return, the disputed issue shall be immediately submitted to the Accounting Firm to resolve in the final binding matter prior to the due date for such Straddle Return. The fees and expenses of the Accounting Firm shall be shared equally by Visant and Buyer.

(e) Contest Provisions. Buyer shall promptly notify Visant in writing upon receipt by Buyer or any of its Affiliates or Von Hoffmann or any of the Transferred Subsidiaries of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax Liabilities of Von Hoffmann or any of the Transferred Subsidiaries for which Visant would be required to indemnify Buyer pursuant to Section 5.15(a), provided that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent Visant has been materially prejudiced as a result of such failure. Visant shall have the right to represent Von Hoffmann or any of the Transferred Subsidiaries’ interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Visant shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes attributable to Von Hoffmann or any of the Transferred Subsidiaries

for any period after the Closing Date to any extent (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Visant has indemnified Buyer against the effects of any such settlement.

(f) Visant shall be entitled to participate at its expense in the defense of any claim for Taxes for a year or period beginning before and ending after the Closing Date to the extent such claim may be the subject of indemnification by Visant pursuant to Section 5.15(a). Neither Buyer nor Von Hoffmann nor any Transferred Subsidiary may agree to settle any tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by Visant under Section 5.15(a) without the prior written consent of Visant, which consent shall not be unreasonably withheld.

(g) Transfer Taxes. Visant and Buyer shall each bear fifty percent (50%) of the transfer, sales and use Taxes arising from the sale of the Von Hoffmann Common Shares and the transactions contemplated by this Agreement. Visant shall be liable for such Taxes arising from the transactions described in Section 5.16.

(h) Assistance and Cooperation. After the Closing Date, each of Visant and Buyer shall, at each party’s sole cost and expense:

(i) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 5.15;

(ii) cooperate fully in preparing for any audits of, or disputes with Tax authorities regarding, any Tax Returns of Von Hoffmann or any of the Transferred Subsidiaries or the Business;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating exclusively to Taxes of Von Hoffmann or any of the Transferred Subsidiaries or the Business; or

(iv) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request.

(i) Survival of Obligations. The provisions of this Section 5.15 shall survive until 60 days after the expiration of the applicable statute of limitations, giving effect to any extensions thereof, it being understood that in the event notice of any claim for indemnification under this Section 5.15 is given within the applicable survival period, the provisions that are applicable to such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

(j) Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes of Von Hoffmann, or any of its Subsidiaries for any Pre-Closing Tax Period shall be for the account of Visant. Notwithstanding the foregoing, any such refunds, credits or offsets of Taxes shall be for the account of Buyer to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback from a taxable year or period that begins after the Closing Date (a “Post-Closing Tax Period”) of items of loss, deduction or credit, or other Tax items, of Von Hoffmann or any of its Subsidiaries (or any of their respective Affiliates, including Buyer). The amount or economic benefit of any refunds, credits or offsets of Taxes of Von Hoffmann or any of its Subsidiaries for any Post-Closing Tax Period shall be for the account of Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of Von Hoffmann or any of its Subsidiaries for any Straddle Period shall be apportioned between Seller and Buyer in accordance to the principles embodied in Section 5.15(b). Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within 10 days after such refund is received or after such credit or offset is actually allowed or applied against another Tax liability, as the case may be.

(k) Except as otherwise provided in this Section 5.15, Visant shall indemnify the Buyer for any Tax for which the Visant is liable under this Section 5.15 at least five days prior to such Tax becoming due and owing.

Section 5.16 Reorganization Transactions.

(a) [Intentionally Omitted].

(b) Immediately prior to the Closing, Visant shall cause Von Hoffmann and the Transferred Subsidiaries to transfer, assign, convey and deliver to Visant or any of its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries), and shall cause Visant or any of its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries) to assume, all of Von Hoffmann and the Transferred Subsidiaries’ existing right, title and interest in and to, the following (collectively, the “Excluded Assets”): (i) all of the capital stock of The Lehigh Press, Inc. and Precision Offset Printing Company, Inc.; (ii) all rights, title and interest in the production assets located at the Owensville East facility, including the production assets set forth in Section

5.16(b)(ii) of the Visant Disclosure Schedule. Such assignments, transfers, conveyances and deliveries shall be by means of documentation in form and substance reasonably acceptable to Buyer, and shall not occur without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(c) Immediately prior to the Closing, Visant shall, or shall cause any of its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries) to, assume, become responsible for and agree to pay, perform and discharge when due and hold Von Hoffmann and the Transferred Subsidiaries and Buyer and their respective Affiliates harmless from and against the Excluded Liabilities. Such assumptions shall be by instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to Buyer, as may be necessary to effect Visant or any of its Affiliates’ (other than Von Hoffmann and the Transferred Subsidiaries) assumption of the Excluded Liabilities, and shall not occur without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

Section 5.17 Injunctive Relief; Limitation on Scope. Visant acknowledges that any breach or threatened breach of the provisions of Section 5.8 or Section 5.14(a) of this Agreement will cause irreparable injury to Buyer and its Affiliates for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, Buyer and/or such Affiliates shall be entitled to, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining Visant from committing such breach or threatened breach. The right provided under this Section 5.17 shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer or such Affiliates.

Section 5.18 Public Disclosure. The parties hereto agree that, promptly after the entering into of this Agreement, they shall issue a joint press release announcing the entering into of this Agreement, which press release shall be in form and substance satisfactory to all the parties hereto (acting reasonably). Thereafter, except as may be required to comply with the requirements of applicable Law or the rules and regulations of the New York Stock Exchange, no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement or the terms of this Agreement unless specifically approved in advance by Visant and Buyer. The parties hereto shall consult with each other regarding all communications with Employees and the customers and suppliers of Von Hoffmann and the Transferred Subsidiaries and the Business and any other Persons having dealings with Von Hoffmann or any of the Transferred Subsidiaries or the Business regarding the transactions contemplated by this Agreement and any matters in respect thereof.

Section 5.19 Release of Guarantees. Prior to the Closing Date, Visant shall use commercially reasonable efforts to assume, terminate or cause to be terminated any guarantees, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements entered into by Von Hoffmann or any of the Transferred Subsidiaries in favor of any third party guaranteeing or assuring such third party of the payment of any actual or potential Liability of, or the performance of any actual or potential obligation of, Visant or any of its Affiliates (other than Von Hoffmann and the Transferred Subsidiaries or the Business), including those set forth in Section 5.19 of the Visant Disclosure Schedule, (the “Guarantees”).

Section 5.20 Continuing Services to Visant. For the period of 12 months following the Closing, Buyer and its Subsidiaries shall have a right of first refusal with respect to the provision to Visant or its Subsidiaries of each of the services set forth in Section 5.20 of the Visant Disclosure Schedule (or services substantially similar to each of those services), at the same pricing as applied to such services during 2006, subject to the quality and delivery requirements for such services.

Section 5.21 Further Assurances. From time to time after the Closing Date, each party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby. Without limiting the generality of the foregoing, to the extent that Buyer or Visant discover following the Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred prior to or at the Closing, the each party hereto shall, or shall cause its respective Affiliates, promptly to assign and transfer to the appropriate Person all right, title and interest in such asset, such assignment and transfer to be provided at Visant’s expense and for no additional consideration from Buyer.

ARTICLE VI

Closing Conditions

Section 6.1 Condition to Each Party’s Obligations to Effect the Transactions Contemplated by this Agreement. The respective obligations of Visant and Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver) at or prior to the Closing Date of the following conditions:

(a) The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and the consents, notices, reports and other filings required to be made or obtained in connection with the transactions contemplated by this Agreement at or prior to the Closing under other competition Laws shall have been made or obtained; and

(b) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (temporary, preliminary or permanent) that would restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceedings seeking any such Law or Order.

Section 6.2 Conditions to the Obligations of Visant to Effect the Transactions Contemplated by this Agreement. The obligations of Visant to effect the transactions contemplated by this Agreement shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Visant:

(a)(i) The representations and warranties of Buyer contained in Section 4.2 of this Agreement shall be true and correct as of the date hereof and as of the Closing as if made on and as of the Closing, (ii) the representations and warranties of Buyer contained in this Agreement other than those described in clause (i) of this Section 6.2(a) (in each case read without any materiality or “material adverse effect” qualifications) shall be true and correct as of the date hereof and as of the Closing as if made on and as of the Closing, except (x) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date and (y) in the case of clause (ii) above, for circumstances where any such failure of such representations and warranties in the aggregate to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements.

(b) Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed and complied with by Buyer at or prior to the Closing Date;

(c) Visant shall have received a certificate dated the Closing Date and signed on behalf of Buyer by a duly authorized officer of Buyer to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(d) Buyer shall have delivered the items, certificates and documents required by Section 2.5 (other than the Ancillary Agreements).

Section 6.3 Conditions to the Obligations of Buyer to Effect the Transactions Contemplated by this Agreement. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

(a)(i) The representations and warranties of Visant contained in Section 3.3, Section 3.4 and the last sentence of Section 3.8(b) of this Agreement shall be true and correct as of the date hereof and as of the Closing as if made on and as of the Closing, (ii) the representations and warranties of Visant contained in this Agreement other than those described in clause (i) of this Section 6.3(a) (in each case read without any materiality or Material Adverse Effect qualifications) shall be true and correct as of the date hereof and as of the Closing as if made on and as of the Closing, except (x) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been so true and correct as of such earlier date and (y) in the case of clause (ii) above, for circumstances where any such failure of such representations and warranties in the aggregate to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Visant shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement required to be performed and complied with by Visant at or prior to the Closing Date;

(c) Buyer shall have received a certificate dated the Closing Date and signed on behalf of Visant by the Chief Executive Officer or the Chief Financial Officer of Visant to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

(d) All Visant Required Approvals shall have been obtained;

(e) The Reorganization Transactions shall have occurred;

(f) Since the date of this Agreement, there shall not have occurred or been discovered any change, event, circumstance or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(g) Visant shall have delivered the items, certificates and documents required by Section 2.4 (other than the Ancillary Agreements).

ARTICLE VII

Termination and Abandonment

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the parties hereto; or

(b) by either Buyer or Visant by giving written notice of such termination to Visant or Buyer, respectively, if any condition to either the obligations of Buyer or Visant to effect the transactions contemplated by this Agreement, respectively, under this Agreement, has not been satisfied or waived and the Closing shall not have occurred on or prior to May 31, 2007 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(c) by either Buyer or Visant by giving written notice of such termination to Visant or Buyer, respectively, if any Order permanently enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement shall become final and non-appealable; or

(d) by Buyer (provided that Buyer is not in material breach of any of its representations, warranties, covenants or other agreements contained herein) if (i)(A) there has been a breach by Visant of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of Visant shall have become untrue, in either case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within 30 calendar days after written notice of such breach is given to Visant by Buyer, or (ii) there has been any event or development which has rendered impossible the satisfaction of any of the conditions set forth in Section 6.3 to the obligations of Buyer to effect the transactions contemplated by this Agreement; or

(e) by Visant (provided that Visant is not in material breach of any of its representations, warranties, covenants or other agreements contained herein) if (i) (A) there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of Buyer shall have become untrue, in either case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within 30 calendar days after written notice of such breach is given to Buyer by Visant, or (ii) there has been any event or development which has rendered impossible the satisfaction of any of the conditions set forth in Section 6.2 to the obligations of Visant to effect the transactions contemplated by this Agreement.

Section 7.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall thereafter become void and have no effect. Except as contemplated by Section 7.3, if this Agreement is terminated as provided herein, no party hereto or its respective Affiliates or their directors, officers, employees or agents shall have any liability or further obligation to the other party hereto or their respective Affiliates, directors, officers, employees or agents, except (i) that nothing herein will relieve any party from liability for any intentional breach of this Agreement prior to such termination and (ii) that the obligations of the parties hereto contained in Section 7.2, Section 7.3, Section 9.3, Section 9.3, Section 9.6 through Section 9.12, Section 9.15 and Section 9.16 shall survive any termination of this Agreement.

Section 7.3 Fees and Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties hereto shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

ARTICLE VIII

Survival and Indemnification

Section 8.1 Survival. The representations and warranties of Visant and Buyer contained in this Agreement shall survive the Closing for the period set forth in this Section 8.1. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of eighteen months after the Closing Date, except that (i) the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.11 (but only with respect to title or ownership), Section 3.12 (but only with respect to title or ownership), Section 4.1 and Section 4.2 shall survive forever and (ii) the representations and warranties contained in Section 3.20 (to the extent related to the Visant Benefit Plans), Section 3.21, Section 3.22 and Section 3.24 shall survive until the expiration of the applicable statute of limitations, giving effect to any extensions thereof; it being understood that in the event notice of any claim for indemnification under Section 8.2(a) or Section 8.3(a) hereof has been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. None of the representations and warranties set forth in this Agreement, including the Schedules or Exhibits hereto, shall be modified or affected by any investigation at any time made by or on behalf of any party hereto. All rights to indemnification contained in this Agreement shall survive the Closing in accordance with their terms. The covenants of Visant and Buyer contained in this Agreement shall survive the Closing.

Section 8.2 Indemnification by Visant.

(a) Visant hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties” and, collectively with Visant Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any losses, charges, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring, reasonable attorneys’ fees, and reasonable out-of-pocket disbursements) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) subject to Section 8.2(b), any breach or inaccuracy of any representation or warranty made by Visant set forth in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement; it being understood that for purposes of this Section 8.2(a) any qualifications as to materiality or Material Adverse Effect shall be disregarded for purposes of determining whether such representation or warranty was breached and the Losses in connection therewith; (ii) any breach of any covenant or agreement of Visant or any of its Affiliates contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement; (iii) any of the Excluded Assets; (iv) any of the Excluded Liabilities; and (v) any Remaining Guarantee.

(b) Except with respect to any Losses incurred in connection with any breach or inaccuracy of any representation or warranty contained in Section 3.4, Section 3.8(b), Section 3.11 (but only with respect to title or ownership), Section 3.12 (but only with respect to title or ownership) and Section 3.24, or any indemnification under Section 8.10, Visant shall not be liable to Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 8.2(a)(i) unless (i) the Losses therefrom exceed an aggregate amount equal to $2,250,000 (the “Threshold”); (ii) if such Losses in the aggregate exceed the Threshold, then Visant shall be liable for the full amount of such Losses but only to the extent such aggregate Losses are in excess of the amount of the Threshold, and provided that Visant shall not be liable for Losses in excess of 15% of the Purchase Price, and (iii) Visant shall only be liable with respect to claims for indemnification made on or before the last day of the applicable Survival Period.

Section 8.3 Indemnification by Buyer.

(a) Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Visant, its Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns, each in their capacity as such (the “Visant Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Visant Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from (i) subject to Section 8.3(b), any breach or inaccuracy of any representation or warranty made by Buyer set forth in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement; it being understood that for purposes of this Section 8.3(a) any qualifications as to materiality or material adverse effect contained in such representation or warranty shall be disregarded for purposes of determining whether such representation or warranty was breached; and (ii) any breach of a covenant or agreement of Buyer contained in this Agreement, any Ancillary Agreement or any document delivered pursuant to this Agreement.

(b) Buyer shall not be liable to the Visant Indemnified Parties for any Losses with respect to the matters contained in Section 8.3(a)(i) unless the Losses therefrom exceed an aggregate amount equal to the Threshold; (ii) if such Losses in the aggregate exceed $2,250,000, Buyer shall be liable for the full amount of such Losses but only to the extent such aggregate Losses are in excess of the amount of the Threshold, and provided that Buyer shall not be liable for Losses in excess of 15% of the Purchase Price, and (iii) Buyer shall only be liable with respect to claims for indemnification made on or before the last day of the applicable Survival Period.

Section 8.4 Third Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder, other than those relating to Taxes (which are the subject of Section 5.15) is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim with counsel approved by the Indemnified Party (which approval may not be unreasonably withheld, delayed or conditioned); it being understood that by assuming the defense of a Third Party Claim the Indemnifying Party shall conclusively acknowledge its obligation to indemnify the Indemnified Party with respect to all matters in such Third Party Claim, other than to the extent of any Losses caused by the bad faith act, willful misconduct, gross negligence or violation of the terms of this Agreement by the Indemnified Party.

(b) In the event that the Indemnifying Party notifies in writing the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel satisfactory to the Indemnified Party (which approval may not be unreasonably withheld, delayed or conditioned) at the Indemnifying Party’s expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at such Indemnified Party’s expense. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based on the opinion of its outside counsel, that representation of both parties by the same counsel would be inappropriate due to actual or reasonably likely differing interests between them or (ii) as provided in the first sentence of Section 8.4(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates or (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely written notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within 10 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in all reasonable respects in order to ensure the proper and adequate defense of a Third Party Claim, including by providing reasonable access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses.

(e) The Indemnified Party and the Indemnifying Party shall keep each other fully informed concerning the status of such Third Party Claim and any related proceedings at all stages thereof.

(f) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 8.5 Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Person shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 8.6 Calculation of Indemnity Payments. The amount of Losses payable under this ARTICLE VIII by the Indemnifying Party shall be reduced by any and all amounts actually received by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. The parties agree that the Indemnified Party shall not have any obligation to pursue the recovery of any amounts under any insurance policy or from any other Person.

Section 8.7 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

Section 8.8 Payments. In the event a claim for indemnification or reimbursement under this ARTICLE VIII by the Indemnifying Party shall have been finally determined, the Indemnifying Party shall pay all amounts payable pursuant to this ARTICLE VIII, by wire transfer of immediately available funds, within five Business Days following such final determination, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party; provided, that with respect to any Loss that the Indemnifying Party disputes, the Indemnifying Party shall promptly pay any amount of such Loss that is not in dispute. Any claim and the amount of the related Losses shall be “finally determined” when the parties to such claim have so determined by mutual written agreement or, if disputed, when a final and non-appealable Order of a court of competent jurisdiction shall have been entered concerning such matters. The rights to indemnification and reimbursement under this ARTICLE VIII shall not be subject to set-off for any claim by any Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s claim.

Section 8.9 Knowledge of Breach. Buyer shall not assert a claim arising out of or relating to a breach of any representation, warranty, agreement or covenant if (i) Buyer had knowledge of the breach of, or inaccuracy in, such representation, warranty, agreement or covenant; (ii) such breach or inaccuracy would cause the condition to Closing in Section 6.3(a) not to be met at Closing; and (iii) Buyer permitted the Closing to occur and, for purposes of this Agreement, thereby shall be deemed to have waived such breach or inaccuracy.

Section 8.10 Tax Indemnification. All indemnification with respect to Taxes shall be governed exclusively by Section 5.15 and shall not be subject to any limitation under this ARTICLE VIII.

Section 8.11 Exclusive Remedy. Except as provided in the Ancillary Agreements, the indemnification provided in this ARTICLE VIII shall be the sole and exclusive post-Closing remedy available to any party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except as otherwise expressly provided in this Agreement, including pursuant to Section 2.6, and except for claims of, or causes of action arising from, fraud or intentional misconduct involving moral turpitude. Neither Visant nor the Buyer nor their respective Affiliates may be entitled to punitive damages, consequential damages, or lost profits arising from any Losses, damages, claims or causes of action under this Agreement; provided, however, that there shall be no limitation on the right to obtain injunctive or other equitable relief under appropriate circumstances.

ARTICLE IX

Miscellaneous Provisions

Section 9.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement executed by Buyer and Visant.

Section 9.2 Waiver of Compliance; Consents. Any provision of this Agreement may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.3 No Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of Visant or any of its Affiliates or the Buyer or any of its Affiliates shall have any liability for any obligations or liabilities of Visant or of the Buyer under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

Section 9.4 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile; provided, that the facsimile is promptly confirmed by registered mail thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

(a) if to Visant or to Visant Holding Corp., to:

Visant Corporation/Visant Holding Corp.

357 Main Street

Armonk, New York 10504

Telephone: (914) 595-8211

Facsimile: (914) 595-8237

Attention: Marie D. Hlavaty, Esq.

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

Attention: Gary I. Horowitz, Esq.

(b) if to Buyer to:

R.R. Donnelley & Sons Company

11 South Wacker Drive

Chicago, Illinois 60606

Telephone: (312) 326-8000

Facsimile: (312) 326-7620

Attention: General Counsel

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Telephone: (212) 558-4000

Facsimile: (212) 558-3588

Attention: Audra D. Cohen, Esq.

Any notice given by mail or of a change of address shall be effective only when received.

Section 9.5 Assignment. No party hereto may assign, by operation of Law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. Notwithstanding the foregoing, Buyer shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any of its Affiliates, but no such assignment shall relieve Buyer of its obligations hereunder.

Section 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.

Section 9.7 Counterparts. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.8 Entire Agreement. This Agreement, including the Exhibits hereto and the documents, Schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions.

Section 9.9 SUBMISSION TO JURISDICTION; SELECTION OF FORUM. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN ANY OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR ANY OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK (THE “CHOSEN COURTS”) AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.4 OF THIS AGREEMENT.

Section 9.10 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.11 Remedies. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts under appropriate circumstances, in addition to any other remedy to which such party may be entitled, at law or in equity, subject to and in accordance with the terms of this Agreement.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision or portion of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.13 Section Headings. The Section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.14 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 9.15 Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Visant, Buyer or their respective successors, any rights, remedies or obligations under or by reason of this Agreement.

Section 9.16 Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first written above.

Visant Corporation

By:	/s/ Marc Reisch
Name: Marc L. Reisch Title: CEO

R.R. Donnelley & Sons Company

By:	/s/ Thomas J. Quinlan
Name: Thomas J. Quinlan Title: Group President and CFO

SOLELY FOR PURPOSES OF SECTION 5.8 HEREOF

Visant Holding Corp.

By:	/s/ Marc Reisch
Name: Marc L. Reisch Title: CEO